Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

DATED AS OF OCTOBER 12, 2023

AMONG

SUNOPTA INC.,

SUNRISE GROWERS MEXICO, S. DE R.L. DE C.V.,

SUNOPTA MX, S.A. DE C.V.,

SUNRISE GROWERS, INC.,

NATURE'S TOUCH FROZEN FRUITS, LLC

AND

NATURES TOUCH MEXICO, S. DE R.L. DE C.V.

TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of October 12, 2023, by and among Sunrise Growers Mexico, S. de R.L. de C.V. ("Sunrise Mexico"), SunOpta Mx, S.A. de C.V. ("SunOpta Mexico" and, together with Sunrise Mexico, the "Mexican Sellers"), Sunrise Growers, Inc., a Delaware corporation (the "American Seller" and, together with the Mexican Sellers, each a "Seller" and collectively the "Sellers"), SunOpta Inc., a corporation subsisting under the laws of Canada ("Parent" and, together with the Sellers, each a "Selling Party" and collectively the "Selling Parties"), Natures Touch Mexico, S. de R.L. de C.V. ("NTMX"), and Nature's Touch Frozen Fruits, LLC, a Delaware limited liability company ("NTUS" and, together with NTMX, each a "Purchaser" and collectively the "Purchasers").  Each of Parent, the Sellers and the Purchasers may be hereafter referred to as a "Party" and collectively referred to as the "Parties".

R E C I T A L S

WHEREAS, Sellers own, operate and carry on the business of processing, packaging and selling individually quick frozen ("IQF") fruit for retail (including strawberries, blueberries, mango, pineapple, and other berries and blends), and IQF and bulk frozen fruit for foodservice and industrial (including toppings, purees, fruit cups) in Edwardsville, Kansas, United States of America and Jacona, Michoacan, Mexico (the "Business");

WHEREAS, as part of the Business, Sellers own, maintain and operate various assets to carry on the Business; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Purchasers desire to purchase and assume from Sellers, and Sellers desire to sell, assign and transfer to Purchasers, certain assets and liabilities related to the Business for the consideration described herein.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS; CLOSING AND MANNER OF PAYMENT

1.1 Purchase and Sale.

(a) Business Assets; Assumed Liabilities.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing:

(i) The Mexican Sellers shall sell, transfer, assign, convey and deliver, free of any liens and encumbrances (except for Permitted Liens), to NTMX, and NTMX shall purchase and accept from the Mexican Sellers, all right, title and interest in and to the MX Business Assets, as more specifically defined within Exhibit 1.1(a)(i) (the "MX Business Assets").

(ii) The American Seller shall sell, transfer, assign, convey and deliver, free of any liens and encumbrances (except for Permitted Liens, excluding those Permitted Liens disclosed in Schedule 2.2(g)(i)(E) that will be released at the Closing), to NTUS, and NTUS shall purchase and accept from the American Seller, all right, title and interest in and to the US Business Assets, as more specifically defined within Exhibit 1.1(a)(ii) (the "US Business Assets"). For the avoidance of doubt, the US Business Assets do not include any assets involved in or related to the operations of the American Seller located in Oxnard, California, United States of America.

(iii) NTUS and NTMX (or any other Affiliate of NTMX)  shall assume and agree to discharge when due all Liabilities of the Mexican Sellers related to the MX Business Assets, other than the Excluded Liabilities, in accordance with their respective terms and subject to the respective conditions thereof (the "MX Assumed Liabilities"), as more specifically defined within Exhibit 1.1(a)(iii) and as follows:

(A) At the Effective Time and until the MX Takeover Date, NTUS shall bear and pay to SunOpta Mexico the costs of the MX Assumed Liabilities pursuant to the MSA to be entered with SunOpta Mexico on the Effective Time; it being understood that SunOpta Mexico shall continue to operate that portion of the Business pertaining to the MX Business Assets in accordance with the terms of the MSA, and, until the MX Takeover Date, NTUS, as customer of SunOpta Mexico under the MSA, shall be responsible for the costs of the MX Assumed Liabilities pursuant to the MSA; and

(B) On the MX Takeover Date, NTMX shall assume and agree to discharge when due the MX Assumed Liabilities that have not otherwise been previously assumed or otherwise paid by NTUS to SunOpta Mexico under the MSA on or prior to the MX Takeover Date.

(C) For the purposes of this Agreement, "MX Takeover Date" shall have the meaning assigned to the term "Takeover Date" in the MSA.

(iv) NTUS shall assume and agree to discharge when due all Liabilities of the American Seller related to the US Business Assets, other than the Excluded Liabilities, in accordance with their respective terms and subject to the respective conditions thereof (the "US Assumed Liabilities"), as more specifically defined within Exhibit 1.1(a)(iii).

(v) The MX Business Assets and the US Business Assets are collectively referred to herein as the "Business Assets", and the MX Assumed Liabilities and the US Assumed Liabilities are collectively referred to herein as the "Assumed Liabilities."  The purchase and sale of the Business Assets and assignment and assumption of the Assumed Liabilities is referred to herein as the "Acquisition."

(b) Excluded Assets; Excluded Liabilities.  For the avoidance of doubt, the Parties acknowledge and agree that the sale and transfer of the Business Assets pursuant to this Agreement does not include any Excluded Assets nor the assumption of any Excluded Liabilities.  For greater certainty, all Excluded Assets and Excluded Liabilities shall remain the property and obligation of the Sellers after the Closing.

(c) Certain Definitions.  For the purposes of this Agreement, the following terms have the meanings indicated:

(i) "Asset Taxes" means ad valorem, property, excise, severance, production, sales, use or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership, development or operation of the Business or the Business Assets.

(ii) "Benefit Plans" means, collectively, the Mexican Employee Plans and the US Employee Plans.

(iii) "Code" means the United States Internal Revenue Code of 1986, as amended;

(iv) "Contaminated Products" means foods that are, as of the Effective Time: (A) formulated and are manufactured, processed, packed, held, stored, imported, exported, transported, distributed, labeled, and marketed other than in compliance with the Food Safety Laws, and/or (B) spoiled, adulterated or tainted due to the presence of contaminant(s) whether biological, chemical or physical in nature that make them unfit for human consumption including microorganisms, such as bacteria or parasites, viruses or toxic substances.

(v) "Employee" means any individual employed by any Seller on a full-time, part-time or temporary basis, in each case, Related to the Business, and any individual employed by an Affiliate of any Seller who primarily performs services Related to the Business.

(vi) "Employee Liabilities" means any and all Liabilities with respect to Employees in connection with their employment Related to the Business, including all Liabilities for or relating to their wages, salaries, benefits, bonuses, overtime, vacation pay or paid time off, the termination of their employment and all other Actions in respect of such Employees.

(vii) "Excluded Assets" means the assets, property, real and intangible, leases, licenses, contracts, property rights or agreements of the Sellers, in each case, as set forth on Exhibit 1.1(b).

(viii) "Excluded Liabilities" means, except and as otherwise expressly provided in this Agreement or any of the other Transaction Documents delivered at Closing, any and all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances of any of the Sellers or Related to the Business or the Business Assets, occurring or existing prior to the Effective Time (irrespective to the fact of being disclosed or not under this Agreement, and whether it is due to a breach or inaccuracy to a representation and warranty set forth hereof), including any and all:

(A) Liabilities relating to the Excluded Assets;

(B) all Employee Liabilities (I) disclosed on Schedule 2.2(m)(ii)(A) and Schedule 2.2(n), and (II) to the extent accrued, or related solely to events that occurred, prior to the Effective Time (including any unused vacation or paid time off accrued prior to the Effective Time);

(C) (I) transaction bonuses or other bonuses payable based upon the Closing of the transaction anticipated by this Agreement and retention bonuses payable based upon remaining employed through December 31, 2023, including those disclosed on Schedule 1.1(c)(viii)(C)(I) (and the employer portion of any payroll Taxes and employer contributions to Seller Plans associated with them) but excluding the Prorated Bonus Amounts (except for any Prorated Bonus Amounts for retention bonuses for U.S. Employees), in each case, payable by any Selling Party to the Employees, even if payable after the Effective Time and in particular at the end of the Employee Lease Termination Date (as defined in the TSA), and (II) payments with respect to stock option and short-term incentive plans to MX Employees (and the employer portion of any payroll Taxes and employer contributions to Seller Plans associated with them), in each case, to the extent accrued, or related solely to events that occurred, prior to the Effective Time.  For the avoidance of doubt, Parent acknowledges and agrees that all such retention bonuses and transaction bonuses referenced in the foregoing clause (I) shall be paid to the applicable Employees by Parent or its applicable Affiliate that employs such Employee, to the extent payment is earned under the applicable contract or agreement covering the applicable bonus and on any payment date required by such contract or agreement.

(D) Liabilities arising from or related to Business Assets and/or the Business prior to the Effective Time, including:

(1) any alleged or actual Liability under any applicable Law;

(2) any Liability in connection with any product sold or shipped by the Sellers, or any services provided by the Sellers, in whole or in part, in each case, prior to the Effective Time;

(3) any recall or other similar actions, either voluntary or ordered by any Governmental Authority, related to potential or actual Contaminated Products included within the Business Assets where such Contaminated Products were received, processed, and/or packaged, whether raw or finished goods, by the Business prior to the Effective Time;

(4) any amounts payable after the Effective Time for utility services consumed with respect to the Leased Premises and Owned Premises prior to the Effective Time;

(5) any amounts equal to the difference of (i) water rights payments anticipated under CONAGUA permit, and (ii) the actual amounts payable for water volumes consumed prior to the Effective Time;

(6) (I) any amounts determined by, or payable to, any Governmental Authority for any construction, development or urbanization activities carried out by Sellers prior to the Effective Time, including fees for urbanization permits, construction permits, occupancy permits, alignment certificates, and improvement contributions, with respect to the Owned Premises, and (II) any amounts payable after the Effective Time in order for NTMX to obtain updated construction permits, occupancy permits and alignment and official number certificates with respect to the Mexican Owned Premises and their constructed area of approximately 9,361 square meters of roofed areas and plus 17,455 square meters of other patio and parking areas, as applicable, as of the Effective Time (including such amounts for previous actions required for such purposes, including, merger of the Mexican Owned Premises), in each case due to lack of documentary evidence or noncompliance or violation of applicable Laws relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time; and

(7) Income Taxes of Sellers and Tax allocated to Sellers pursuant to Sections 3.3(a) and 3.3(b).

(8) all matters listed on Schedule 2.2(n) of the Disclosure Schedule and Schedule 3.17(b).

(ix) "Income Taxes" means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

(x) "Inventory" means the inventory of Sellers wherever located, including, without limitation, raw fruit, ingredients, packaging, bulk fruit and finished goods, in each case, which are Related to the Business.

(xi) "Liability" means any direct or indirect indebtedness, liability, accounts payable, assessment, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals), including all costs and expenses related thereto.

(xii) "Pre-Closing Tax Period" means any taxable period that ends on or before the Effective Time.

(xiii) "Related to the Business" means such referenced good, service or item is primarily used in connection with or in relation to the Business.

(xiv) "Straddle Period" means any taxable period beginning before and ending on or after the Effective Time.

(xv) "Tangible Personal Property" means all machinery, equipment, tools, furniture, fixtures, equipment, computer hardware, supplies, materials, dies, jigs, molds, patterns, tools, leasehold improvements and construction-in-process, trucks, automobiles, other vehicles and transportation equipment, computing and telecommunications equipment and other items of tangible personal property (other than Inventory), of every kind owned or leased by Sellers and used in the Business (wherever located and whether or not carried on Sellers' books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

(xvi) "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, net profits, excess profits, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, social security, housing fund contribution, unemployment, disability, payroll, withholding, alternative or add-on minimum, estimated, ad valorem, value-added, transfer or stamp tax, or any other similar tax, custom (including duties, taxes and charges arising from foreign trade operations, such as the general import duty, value added tax, customs processing fees and anti-dumping duties, and those arising from preferential duty treatment under free trade agreements, infringement to non-tariff regulations and restrictions, and any other related to the customs activity), levy, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Authority and "Tax" means any one of the foregoing Taxes.

(xvii) "Tax Return" means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

(xviii) "US Employee Plan" means each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) and each other bonus, deferred compensation, equity or equity-based compensation, severance, vacation, sick leave, or similar plan, program, policy, or arrangement.

1.2 Calculation of the Aggregate Purchase Price.  For purposes of this Agreement:

(a) "Agreed Accounting Principles" has the meaning set forth on Schedule 1.2(a).

(b) "Aggregate Purchase Price" shall mean an amount, subject to adjustment pursuant to Section 1.4 herein, equal to:

(i) the value of the Non-Inventory NWC as of the Effective Time;

(ii) plus the aggregate net book value of the Included Inventory as of the Effective Time;

(iii) plus $20,639,623 with respect to the PP&E;

(iv) less $2,500,000 (reflecting the Parties' agreed upon velocity adjustment);

(v) plus Assumed Accounts Payable and Accrued Liabilities.

(c) "Assumed Accounts Payable and Accrued Liabilities" means, as at the Effective Time, the trade accounts payable and accrued liabilities (excluding income tax accruals) of the American Seller, excluding those related to the business operations (whether prior to or after the Effective Time) of: (i) American Seller's facility in Oxnard, California, and (ii) Mexican Sellers.

(d) "Cash Equivalents" means, as of a given time, collectively, the aggregate consolidated amount of cash on hand and in banks, cash equivalents and marketable securities, including all deposits and short-term investments at such time, in each case as determined in accordance with the Agreed Accounting Principles (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby); provided, that Cash Equivalents shall (i) include amounts related to bank overdrafts, wires in transit and outstanding checks (including checks in transit), in each case, where the associated current liability is not included in the computation of the Non-Inventory NWC or Indebtedness, and (ii) include amounts collected by Sellers where the associated account receivable is not included in the computation of the Non-Inventory NWC.

(e)  "GAAP" means United States generally accepted accounting principles, consistently applied by the Sellers, in effect on the Effective Time.

(f) "Included Inventory" means: (i) salable and non-obsolete raw fruit, bulk fruit, ingredients, packaging and finished goods that is less than or equal to twelve (12) months old that is classified by Sellers as being in the "Production", "Released", "Quarantine", "Sell-Buy", "Sell-IND" and "MX Reserve" hold codes (exclusively), and (ii) 183,509 lbs of SKU 2416-PAC finished goods in Mexico that are older than 12 months but salable; provided, however, that the Included Inventory will not include the Excluded Inventory.

(g) "Indebtedness" means, without duplication, the sum of the following items, each determined in accordance with the Agreed Accounting Principles: (i) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions or otherwise (other than current trade payables incurred in the Ordinary Course of Business consistent with past practices), (ii) all obligations to pay amounts under a lease of real or personal property which is required to be classified as a capital lease in accordance with the Agreed Accounting Principles, and (iii) all guaranties and other obligations in respect of indebtedness for borrowed money.  Indebtedness shall not include any amounts included in the calculation of Non-Inventory NWC or Transaction Expenses, or items set forth on Schedule 1.2(g).

(h) "Mexican NIFS" means the Normas de Información Financiera published by the Consejo Mexicano de Normas de Información Financiera, A.C., consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in the preparation of the Mexican Sellers' accounting records and financial statements.

(i)  "Non-Inventory NWC" means the net working capital that is Related to the Business and comprised of: (i) third-party accounts receivable that are less than ninety (90) days from the due date as at the Closing Date; plus (ii) third-party prepaid expenses related to the US Business Assets, other than those specifically related to operation of the Oxnard facility; minus (iii) third-party trade accounts payable in good standing with suppliers and accrued liabilities related to the US Business Assets, other than those specifically related to the operation of the Oxnard facility; the parties acknowledging and agreeing that "Non-Inventory NWC" shall exclude (A) all intercompany balances due to or from Sellers as of the Closing Date and (B) all third-party accounts receivable that are equal to or greater than ninety (90) days from the due date as of the Closing Date ("Aged Receivables").  Non-Inventory NWC shall not include any amounts related to the Mexican Sellers (except for the other current assets consisting of metal trays and spare parts for machinery and equipment (as defined in the Agreed Accounting Principles) in Mexico and set forth in Schedule 1.2(i)(B)) or included in the calculation of Cash Equivalents, Indebtedness, Transaction Expenses or any Tax assets, Taxes or Tax Liabilities.

(j) "PP&E" means the property, plant and equipment described on Schedule 1.2(j), which shall not include the property, plant and equipment of the American Seller related to the Oxnard facility, or assets not legally owned by Sellers.

(k) "Short-Term Inventory Payable" means the obligation of NTUS to pay to American Seller the sum of $10,500,000 in consideration of the purchase of a portion of Included Inventory and in accordance with Section 3.21.

(l) "STB" means, each of the STB MX and the STB US, taken together, and considered as one financial instrument wherever referenced in this Agreement, and whereby, including without limitation, any and all, credits, increases, setoffs, reductions, amendments, changes, modifications, adjustments, results and calculations ("STB Adjustment"), to the STB as contemplated by the applicable provisions in this Agreement, shall be applied to (i) the STB MX if any such STB Adjustment arises from any change in the Aggregate Purchase Price paid to SunOpta Mexico, and (ii) the STB US if any such STB Adjustment arises from any change in the Aggregate Purchase Price paid to the American Seller.

(m) "STB MX" means a promissory note from NTMX and Nature's Touch Frozen Foods, LLC, a Vermont limited liability company ("NTFF" and, together with NTMX, the "MX Borrowers"), to SunOpta Mexico in the principal amount of $5,000,000, secured by the Mexican Premises as collateral.

(n) "STB US" means a promissory note from NTUS and NTFF (together with NTUS, the "US Borrowers"), to the American Seller in the principal amount of $15,000,000, secured by the American Premises as collateral.

(o) "Transaction Expenses" means all fees, commissions, costs and expenses described in Schedule 1.2(o).  Notwithstanding anything to the contrary contained herein, no obligation or liability shall be treated as both a Transaction Expense and Indebtedness.

1.3 Allocation of Purchase Price; Manner of Payment of the Aggregate Purchase Price and Other Payments.

(a) Allocation of Purchase Price.

(i) The Parties acknowledge and agree that the Aggregate Purchase Price (together with any other items that are treated as consideration paid by Purchasers pursuant to applicable Law related to Tax, collectively, the "Transaction Consideration") shall be allocated between the MX Business Assets and the US Business Assets in accordance with the methodology as set forth in Schedule 1.3(a) (the "Allocation").

(ii) The Parties agree that the allocation of the Transaction Consideration corresponding to the MX Business Assets (including the Mexican Owned Premises) (the "MX Assets Purchase Price") and payable to each of the Mexican Sellers, is real and considered fair and free of any deceitful or fraudulent intent, and shall be reflected in an official tax receipt (comprobante fiscal). The Parties hereto further agree that: (i) the agreed upon allocation of the MX Assets Purchase Price shall be described in Schedule 1.3(a) and shall be used in calculating the applicable IVAs (according to the applicable rates) and for all applicable Tax Returns; and (ii) they will not take any position inconsistent with the Allocation upon any examination of any such Tax Return, in any refund claim or in any Tax litigation; provided, however, that if in any audit or litigation relating to any Tax Return of any Party, the Allocation or the allocation of the MX Assets Purchase Price is finally determined to be different from that previously agreed upon by the Parties, the Parties may (but shall not be obligated to) take any position or action consistent with such allocation as finally determined.  If any Governmental Authority challenges such allocation, the Party receiving notice of such challenge shall give each other Party prompt written notice of such challenge and the Parties will cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation agreed upon by the Parties.  The Sellers agree that they will consider and take into account in good faith Purchasers' reasonable requests concerning the allocation of the MX Assets Purchase Price and related tax consequences.  Furthermore, the Parties agree that, in the event a withholding Tax is applicable to any payments of the Purchasers to the Sellers pursuant to applicable Laws, such Purchaser shall (x) use commercially reasonable efforts to provide at least five (5) Business Days' notice to the applicable Seller prior to withholding in order to afford such Seller the opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding, (y) cooperate with any request by such Seller to obtain reduction of or relief from such deduction or withholding, and (z) deliver in favor of the applicable Seller the corresponding tax certificate to evidence the withholding and payment of Taxes before the applicable Taxing Authority; provided, that, assuming delivery of an IRS Form W-9, duly executed by the American Seller, no such deduction or withholding shall be permitted under Section 1445 of the Code with respect to any payment due to the Sellers hereunder (unless such deduction or withholding is required by a change in Law following the Closing Date, in which case the notice and cooperation provisions described above shall apply).  To the extent any amount withheld is timely paid in full to the appropriate Taxing Authority by Purchasers, none of the Sellers will be entitled to the payment of any additional consideration to offset such withholding Tax.  In compliance with applicable Laws, and to corroborate the legal stay and possession of the Mexican tangible property and inventory contained in the MX Business Assets, the tax receipt (comprobante fiscal) delivered by the Sellers for the purchase and sale of the MX Business Assets hereunder shall be in accordance with the terms of Section 3.13.

(b) Manner of Payment.  At least two (2) days prior to the Closing Date, Parent has delivered a written statement to Purchaser setting forth Parent's good faith calculation of the value of the Non-Inventory NWC,  Included Inventory, the Assumed Accounts Payable and Accrued Liabilities (which shall be a positive number) and the resulting Aggregate Purchase Price (the "Estimated Aggregate Purchase Price") based upon the most recent reasonably ascertainable financial information of the Business (which written statement is set forth on Schedule 1.3(b) and sets forth the various components of the Aggregate Purchase Price as set forth in Section 1.2(b)). At the Closing:

(i) the after-tax Estimated Aggregate Purchase Price (the "After-Tax Estimated Aggregate Purchase Price") shall be the sum of (A) the Estimated Aggregate Purchase Price; plus (B) the VAT payable by NTMX in connection with the acquisition of the PP&E in Mexico, which amount shall be remitted by the Mexican Sellers.

(ii) the After-Tax Estimated Aggregate Purchase Price shall be paid by or on behalf of Purchasers as follows:

(A) Transaction Expenses of the Parent equal to fifty percent (50%) of: (1) the premium payable for the R&W Insurance Policy already paid by the Purchasers, and (2) the amount of the transfer taxes incurred by NTMX upon the acquisition of the PP&E in Mexico that will be remitted by NTMX, shall be deducted from the After-Tax Estimated Aggregate Purchase Price;

(B) an amount equal to the Assumed Accounts Payable and Accrued Liabilities shall be deducted from the After-Tax Estimated Aggregate Purchase Price; then

(C) in accordance with the Pay-Off Letters, all Indebtedness of the Business which is set forth on Schedule 1.3(b)(ii)(C) and Schedule 1.6(b)(iii)(A) shall be paid by wire transfer of immediately available funds to the accounts set forth in the applicable Pay-Off Letters; then

(D) Parent and/or Sellers may choose to instruct the Purchasers to pay on their behalf any additional Transaction Expenses not set forth in Section 1.3(b)(ii)(A) (which shall be deducted from the After-Tax Estimated Aggregate Purchase Price) of the Parent or Sellers payable at the Closing Date, if any, by wire transfer of funds to the designated accounts of each person to whom such additional Transaction Expenses are due; then

(E) an amount equal to (I) the After-Tax Estimated Aggregate Purchase Price, less (II) the amounts set forth in Section 1.3(b)(ii)(A)-(D), less (III) the Short-Term Inventory Payable (which Purchasers shall pay, as and when due, in accordance with Section 3.21), and less (IV) the principal amount under the STB, shall be paid by wire transfer of immediately available funds pursuant to instructions furnished by Parent to the bank accounts of each of the Sellers (it being understood that each of the Sellers shall designate accounts opened under their respective names); then

(F) by execution and delivery of the STB.

(c) Mexican Value Added Tax.  Simultaneously with the payment of the Estimated Aggregate Purchase Price in accordance with the terms of Section 1.3(b), Purchasers, as applicable, will also pay the required Mexican value added tax ("IVA"), as applicable.  If, following the final determination of the Final Purchase Price, further additional payments or adjustments to the payments already made by the Purchasers (and therefore additional filings of IVA) are required, Purchasers and Sellers agree to appropriately document such further payments or adjustments in order to allow Purchasers to have the necessary documentation to (i) reduce the creditable IVA from price reimbursements made by the Sellers to Purchasers (in which case, any reimbursements by Sellers must include the proportionate IVA applicable to such portion reimbursed), and (ii) credit or request the refund of applicable IVA associated with any additional adjustments paid to Sellers pursuant to Section 1.4.

1.4 Aggregate Purchase Price Adjustments.

(a) As promptly as possible, but in any event within sixty (60) days after the Closing Date, Purchasers shall cause to be prepared and delivered to Parent a statement (the "Closing Statement," and the date on which the Closing Statement is delivered to Parent, the "Delivery Date") setting forth Purchasers' calculation of the amount of the Non-Inventory NWC and Included Inventory, the resulting Aggregate Purchase Price and the adjustment necessary to reconcile the Estimated Aggregate Purchase Price to the Aggregate Purchase Price, along with reasonable supporting documentation with respect to the foregoing.  If Purchasers fail to timely deliver the Closing Statement in accordance with this Section 1.4(a) within such sixty (60) day period, then, at the election of Parent, (i) the written statement setting forth the Estimated Aggregate Purchase Price delivered by Parent to Purchasers pursuant to Section 1.3(b) shall be deemed to be the final determination of the Closing Statement (including the determination of the Final Purchase Price) for all purposes herein or (ii) Parent may pursue any other remedy available under this Agreement (including to seek specified performance in accordance with Section 4.16 to compel Purchasers to determine the calculation of and prepare and deliver to Parent the Closing Statement and calculations required by the first sentence of this Section 1.4(a)).  Purchasers shall promptly reimburse Parent upon Parent's request for all fees, costs and expenses incurred by, or on behalf of, Parent in connection with the foregoing clause (ii) above.  The Closing Statement shall be prepared in a manner consistent with the Agreed Accounting Principles and in accordance with the definitions set forth in this Agreement.  In preparing the Closing Statement: (A) any and all effects on the assets or liabilities of the Business of any distributions, financing or refinancing arrangements entered into by Purchasers on or after the Closing Date or any other transaction entered into by Purchasers on or after the Closing Date in connection with the consummation of the transactions contemplated by this Agreement shall be entirely disregarded; and (B) there shall not be taken into account any of the plans, transactions or changes that Purchasers intend to initiate or make or cause to be initiated or made on or after the Closing Date with respect to the Business or any of the Business Assets, or any facts or circumstances that are unique or particular to Purchasers or any assets or liabilities of Purchasers, or any obligation for the payment of the Aggregate Purchase Price hereunder.

(b) Purchasers shall, and shall cause their respective Affiliates to, provide Sellers (and their respective representatives) with access during normal business hours to the books, records, supporting data, facilities and personnel of the Purchasers for purposes of Sellers' review of the Closing Statement and reasonably cooperate with Sellers (and their respective representatives) in connection with such review.

(c) Parent shall have thirty (30) days following the Delivery Date (the "Dispute Period") to review the Closing Statement.  If Parent has any objections to the Closing Statement, Parent shall deliver to Purchasers a statement setting forth its objections thereto (a "Dispute Notice"), which shall identify in reasonable detail those items and amounts to which Parent objects (the "Disputed Items").  If a Dispute Notice is not delivered to Purchasers during the Dispute Period, the Closing Statement as prepared by Purchasers shall be deemed accepted and agreed to by Parent and shall be final, binding and non-appealable by the parties hereto.  If Parent delivers a Dispute Notice to Purchasers, Purchasers and Parent shall attempt to resolve the Disputed Items within thirty (30) days after delivery of the Dispute Notice.  If Purchasers and Parent are unable to resolve any Disputed Items within such thirty (30) day period, Purchasers and Parent shall mutually engage and submit such Disputed Items to, and the same shall be finally resolved in accordance with the Agreed Accounting Principles and the other provisions of this Agreement by, Deloitte LLP or, if such firm is not available or unwilling to accept such engagement, such other independent accounting firm mutually acceptable to Purchasers and Parent (the "Independent Accountant").  The Independent Accountant shall act as an accounting expert only and not as an arbitrator.  Purchasers and Parent shall use their respective commercially reasonable efforts to cause the Independent Accountant to resolve the Disputed Items as soon as practicable, but in any event within thirty (30) days (or such other period of time as Purchasers and Parent shall agree) after engagement by Purchasers and Parent, and to set forth in a written statement its final determination of the Closing Statement and the resulting Aggregate Purchase Price based upon its resolution of such Disputed Items and the items and amounts with respect to the Closing Statement that were not Disputed Items.  In resolving any Disputed Item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party.  The decision of the Independent Accountant shall (i) be deemed final and binding upon the Parties and enforceable by a court of competent jurisdiction, absent manifest error or fraud and (ii) constitute an expert determination (and, for the avoidance of doubt, not an arbitral award).  Each Party shall bear its own costs and expenses in connection with the resolution of such Disputed Items by the Independent Accountant.  The fees and expenses of the Independent Accountant shall be allocated between Purchasers and Parent so that the amount of fees and expenses paid by Parent (with the remainder of such amount being paid by Purchasers) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Parent (as determined by the Independent Accountant) and the denominator of which is the total value in dispute.

(d) The Parties acknowledge and agree that, (i) any Upward Adjustment Amount or Downward Adjustment Amount, as applicable, shall be determined on a separate and individual basis for each of the American Seller, Sunrise Mexico and SunOpta Mexico; (ii) each Seller shall, independently, adjust the Aggregate Purchase Price received by an Upward Adjustment Amount or a Downward Adjustment Amount; and (iii) NTUS and NTMX shall, independently, adjust the Aggregate Purchase Price paid by a corresponding Upward Adjustment Amount or a corresponding Downward Adjustment Amount.

(e) If the Aggregate Purchase Price, based upon the final determination pursuant to Sections 1.4(a) and 1.4(c) (the "Final Purchase Price"), exceeds the Estimated Aggregate Purchase Price (such excess, the "Upward Adjustment Amount"), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price):

(i) Purchasers shall pay to Sellers, by wire transfer of immediately available funds to the account(s) designated by Sellers, (it being understood that each of the Mexican Sellers shall designate accounts opened under their respective names), an amount equal to the Upward Adjustment Amount (to the extent permitted by Purchasers' existing credit facilities executed in connection with the consummation of the transactions contemplated hereby); and

(ii) in the event that the payment (if any) described in the foregoing clause (i) is less than the Upward Adjustment Amount, then, (x) NTUS and the American Seller shall execute, or cause to be executed, an amendment to the STB US, in a form reasonably acceptable to each of Purchasers and Sellers, providing for an increase to the principal amount thereunder, effective as of the Closing Date, equal to (A) the Upward Adjustment Amount related to the US Business Assets, minus (B) the amount of the payment (if any) described in the foregoing clause (i) already paid to the American Seller related to the US Business Assets; and (y) NTUS or NTMX, as the case may be, (given that NTUS is purchasing the MX Included Inventory and NTMX is purchasing all other included MX Business Assets) and SunOpta Mexico  shall execute, or cause to be executed, an amendment to the STB MX, in a form reasonably acceptable to each of Purchasers and Sellers, providing for an increase to the principal amount thereunder, effective as of the Closing Date, equal to (A) the Upward Adjustment Amount related to the MX Business Assets, minus (B) the amount of the payment (if any) described in the foregoing clause (i) already paid to SunOpta Mexico related to the MX Business Assets; and

(f) If the Estimated Aggregate Purchase Price exceeds the Final Purchase Price (such excess, the "Downward Adjustment Amount"), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price):

(i) the American Seller and/or SunOpta Mexico, as the case may be, on the one hand, and NTUS and/or NTMX, as the case may be, on the other hand, shall execute, or cause to be executed, an amendment to the STB MX and/or the STB US, as applicable, based upon to which entities any such Downward Adjustment Amount applies, in a form(s) reasonably acceptable to each of Purchasers and Sellers, providing for a decrease to the principal amount under the STB MX or the STB US, as applicable, effective as of the Closing Date, equal to the Downward Adjustment Amount to such applicable entity, but not to exceed $5,000,000 in the aggregate (the "STB Threshold"); and

(ii) in the event that the aggregate decrease to the principal amount under the STB MX and/or the STB US, as applicable, described in the foregoing clause (i) is less than the Downward Adjustment Amount, the applicable Seller(s) experiencing such additional Downward Adjustment Amount shall pay or cause to be paid to the applicable Purchaser(s) benefiting from such additional Downward Adjustment Amount, by wire transfer of immediately available funds to the account(s) designated by Purchaser(s), an amount equal to (A) the Downward Adjustment Amount, minus (B) the STB Threshold.

(g) Sellers and Purchasers agree to report each payment made under this Section 1.4 as an adjustment to the Aggregate Purchase Price for Tax purposes to the extent permitted by applicable Law and shall file all Tax Returns in a manner consistent with the foregoing.

1.5 Time and Place of the Closing.  The closing of the transactions contemplated by this Agreement (the "Closing"): (a) with respect to the assignment and assumption of the US Business Assets and the US Assumed Liabilities, shall take place by electronic transmission on the date hereof (the "Closing Date"), and (b) with respect to the assignment and assumption of the MX Business Assets and the MX Assumed Liabilities, shall take place at the offices of Cuesta Campos y Asociados, S.C. located in Zapopan, Jalisco, Mexico.  Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that the Closing shall be effective as of 12:01.00 am CT on the Closing Date (the "Effective Time").

1.6 Closing Deliverables.  At or prior to Closing, as applicable, the Parties shall take the following actions:

(a) Purchasers shall deliver (or cause to be delivered) to Parent each of the following:

(i) a copy of each Purchaser's Organizational Documents, certified as of a recent date by the appropriate Governmental Authority;

(ii) an officer's certificate, certifying as to the resolutions of (A) the governing body of each Purchaser and (B) the securityholders of NTMX, authorizing the execution and performance of this Agreement and the other Transaction Documents to which it is a party;

(iii) a certificate of good standing (or equivalent document) of each Purchaser issued as of a recent date by the appropriate Governmental Authority;

(iv) a true and complete copy of the Purchasers' representation and warranty insurance binder with the form of policy attached (the "R&W Insurance Policy") in full force and effect as of the Closing Date;

(v) duly executed and notarized powers of attorney of NTMX, with sufficient authority to execute the transactions set forth herein;

(vi) the STB, duly executed by each of the MX Borrowers and the US Borrowers;

(vii) a transition services agreement (the "TSA"), duly executed by NTUS;

(viii) assignment of lease and sublease agreements of the Leased Premises in Mexico, duly executed by NTMX (the "MX Lease Assignment and Subleases"), subject to condition precedent consistent on the post-closing consent of the respective landlord;

(ix) an assignment and assumption agreement (the "Assignment"), duly executed by NTUS;

(x) short-form trademark assignment agreement ("MX Trademark Assignment"), duly executed by NTUS;

(xi) trademark assignment and assumption agreement ("US and Foreign Trademark Assignment");

(xii) a manufacturing services agreement (the "MSA") and a maquila agreement as ancillary document to the MSA (the "Maquila Agreement"), duly executed by NTUS;

(xiii) a lease agreement of the Owned Premises in Mexico and the fixed assets acquired by NTMX (the "MX Lease"), duly executed by NTMX;

(xiv) a bill of sale (the "MX Bill of Sale"), duly executed by NTMX and NTUS and to be duly ratified or certified before a notary public;

(xv) an instrument conveying title in and to the Mexican Owned Premises (together with a cadastral certificate, no-lien certificate and non-debt certificate for each lot comprising such Mexican Owned Premises) (the "MX Deed"), duly executed by NTMX; and

(xvi) such other documents and instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Parent shall deliver (or caused to be delivered) to Purchasers each of the following:

(i) an officer's certificate, certifying as to the resolutions of (A) the governing body of each Seller and (B) the securityholders of each Mexican Seller, authorizing the execution and performance of this Agreement and the other Transaction Documents to which it is a party (and, with respect to the resolutions of the securityholders of the Mexican Sellers, granting powers of attorney to the Mexican Sellers' representatives with sufficient authority to execute the transactions contemplated hereby and approving an amendment to the corporate purpose of the applicable Organizational Documents of the Mexican Sellers);

(ii) a certificate of good standing (or equivalent document) of each Seller issued as of a recent date by the appropriate Governmental Authority;

(iii) (A) pay-off letters (the "Pay-Off Letters") in a form reasonably satisfactory to Purchasers, with respect to the pay-off amounts of the Indebtedness identified on Schedule 1.6(b)(iii)(A), and (B) all Liens and guarantees related to the Indebtedness identified on Schedule 1.6(b)(iii)(B), shall either be terminated and released or the applicable Pay-Off Letters shall specify they will be so terminated and released after satisfaction of the conditions specified therein (in a fashion that will not adversely impact the availability or material terms of the financing arrangements of Purchasers with respect to the transactions contemplated hereby) and Purchasers shall have received reasonably satisfactory evidence of the foregoing;

(iv) an IRS Form W-9, duly executed by the American Seller, in a form reasonably acceptable to Purchasers;

(v) the STB, duly executed by each of SunOpta Mexico and the American Seller;

(vi) the TSA, duly executed by SunOpta Companies Inc.;

(vii) the MX Lease Assignment and Subleases, duly executed by SunOpta Mexico;

(viii) the Assignment, duly executed by the American Seller;

(ix) the MSA and the Maquila Agreement, duly executed by SunOpta Mexico;

(x) the MX Lease, duly executed by SunOpta Mexico;

(xi) the MX Bills of Sale, duly executed by the Mexican Sellers and to be duly ratified or certified before a notary public;

(xii) the MX Trademark Assignment duly executed by American Seller;

(xiii) US and Foreign Trademark Assignment duly executed by American Seller;

(xiv) a bill of sale (the "US Bill of Sale"), duly executed by the American Seller;

(xv) the MX Deed, duly executed by SunOpta Mexico;

(xvi) an instrument conveying title in and to the American Premises, duly executed by the American Seller (the "US Deed of Title");

(xvii) affidavit (known as Owner's Certification), duly executed by SunOpta Mexico and addressed to Armour Secure Insurance, S.A. del C.V. ("Title Insurance Company") in form acceptable to the Title Insurance Company;

(xviii) the first Billing Forecast and Operating VAT Estimate (each as defined in the MSA) issued and delivered by SunOpta Mexico as provided in the MSA;

(xix) all (A) consents, notices to third parties and assignments of contract in form and substance reasonably acceptable to each of the Parties, of the Material Contracts set forth on Schedule 1.6(b)(xix), and (B) filings or notices to third parties required to be made with respect to all material Permits required to be obtained under all applicable Laws to consummate the transactions contemplated hereby in compliance with such Laws and necessary to acquire the Business Assets, in each case, on terms and conditions reasonably satisfactory to Purchasers;

(xx) tax receipts (comprobantes fiscales) issued by each of the Mexican Sellers, as applicable, setting forth the MX Assets Purchase Price, including the relative value added tax (impuesto al valor agregado) disaggregated, as well as brand, model and serial number (as applicable), delivered in accordance with the terms of Section 3.13;

(xxi) an assignment regarding water concession rights under title No. MCH155449 issued by CONAGUA, including signed application form CONAGUA-01-013, by SunOpta Mexico and NTMX.

(xxii) a certificate of absence of debts issued by the Social Security Institute and the INFONAVIT, regarding SunOpta Mexico's social security payment obligations as employer in Mexico;

(xxiii) a compiled copy of all the due diligence information uploaded by Sellers to the data room LEAF at datasite.com as of the Business Day before the Closing Date in USB device or similar format; and

(xxiv) such other documents and instruments as Purchasers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

1.7 Closing Agreements.  The Parties further agree and acknowledge that the Assignment, the MX Deed, the US Deed of Title, the MX Bills of Sale, the US Bill of Sale, the MX Trademark Assignment, the US and Foreign Trademark Assignment, the MX Lease, MX Lease Assignment and Subleases, the TSA, the MSA, the Maquila Agreement and any other agreement, assignment or consent executed and delivered in connection with this Agreement (the "Closing Agreements") are being entered into pursuant to the terms of this Agreement, and such Closing Agreements are subject to in all respects to all pertinent provisions of this Agreement. Nothing in the Closing Agreements, express or implied, is intended to or shall be construed to supersede, modify, alter, amend, expand or limit in any way the terms of this Agreement, and, without limiting the generality of anything in the foregoing, the Parties agree that the rights, obligations, remedies and limitations of the applicable parties set forth in each of the MX Lease, the MSA and the Maquila Agreement shall be not less than or greater than the rights, obligations, remedies and limitations of the applicable parties set forth in the TSA. To the extent that any term or provision of the Closing Agreements conflicts or is inconsistent with any term or provision of this Agreement, such term or provision of this Agreement shall prevail and govern.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Purchaser.  Purchasers, jointly and severally, represent and warrant to the Sellers, as of the date hereof, as follows:

(a) Corporate Organization.

(i) NTUS is a limited liability company duly organized, existing and in good standing, under the Laws of the State of Delaware.  NTUS has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and the other applicable Transaction Documents by NTUS and the consummation by NTUS of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of NTUS.  This Agreement and the other applicable Transaction Documents have been duly executed and delivered by NTUS and constitute a legal, valid and binding agreement of NTUS, enforceable against NTUS in accordance with their respective terms, except as limited by (A) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws (including (I) those affecting the enforcement of creditors' rights generally from time to time in effect, and (II) the Ley de Concursos Mercantiles in Mexico), and (B) the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity (the immediately preceding clauses (A) and (B) together, the "General Enforceability Exceptions")).

(ii) NTMX is a limited liability company (sociedad de responsabilidad limitada) duly organized, existing and in good standing, under the Laws of Mexico.  NTMX has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and the other applicable Transaction Documents by NTMX and the consummation by NTMX of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of NTMX.  This Agreement and the other applicable Transaction Documents have been duly executed and delivered by NTMX and constitute a legal, valid and binding agreement of NTMX, enforceable against NTMX in accordance with their respective terms, except as limited by General Enforceability Exceptions.

(b) Consents and Approvals.  Purchasers have determined that neither the performance of this Agreement nor the consummation or the transactions contemplated hereby will require notification under applicable Competition Laws with any Governmental Authority, and no other consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required to be obtained by Purchasers in connection with the execution, delivery and performance of this Agreement by Purchasers or the consummation by Purchasers of the transactions contemplated hereby.  "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority or regulatory body (including any government and any governmental agencies, authorities, bodies, boards, tribunals or commissions, courts (including labor courts), instrumentalities, or tribunals, legislatures and offices of any nature whatsoever of any Mexican or USA government, quasi-governmental unit or political subdivision, or any subdivision, department or branch of any of the foregoing or securities exchange).  "Competition Laws" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and rules and regulations thereunder (the "HSR Act"), (and any similar Law enforced by any Governmental Authority (including the Comisión Federal de Competencia Económica) regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the Ley Federal de Competencia Económica, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Solvency.  Assuming (i) the truth and accuracy of the representations and warranties of Sellers, and (ii) the performance and compliance by Sellers of their respective obligations contained in this Agreement, immediately after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness therewith, the assets of each Purchaser will exceed the liabilities of each such Purchaser, as applicable.  In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, Purchasers do not intend that any Purchaser would incur, and does not believe that any Purchaser will incur, debts that would be beyond such Purchaser's ability to pay as the debts mature.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Purchaser.

(d) Absence of Conflicts.  Neither the execution and delivery of this Agreement by Purchasers, nor the consummation by Purchasers of the transactions contemplated hereby (including payment of the Short-Term Inventory Payable in accordance with Section 3.21 and payment of the STB, in each case, as and when due), will conflict with or result in a breach of any of the terms, conditions or provisions of each Purchaser's Organizational Documents, or of any Laws, or of any Order or of any arbitration award to which either Purchaser is subject.  Neither Purchaser is a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by such Purchaser according to the terms of this Agreement (including payment of the Short-Term Inventory Payable in accordance with Section 3.21 and payment of the STB, in each case, as and when due) will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by such Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.  "Laws" means all federal, state, regional, provincial, local or foreign laws, including constitutions, principles of common law, treaties, statutes, ordinances, codes, rules and regulations.  "Organizational Documents" means, with respect to any person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders' agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such person, including any amendments and other modifications thereto.

(e) Brokers and Finders.  No person, except for Ernst & Young Orenda Corporate Finance Inc., is or will become entitled, by reason of any contract or arrangement entered into or made by or on behalf of either Purchaser or any of its Affiliates, to receive a broker's commission, finder's fee, investment banker's fee or similar payment in connection with the transactions contemplated by this Agreement.  "Affiliate" means, with respect to a specified person, all persons Controlling, Controlled by or under common Control with the specified person.  "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person through voting securities, contract or otherwise.

(f) WARN Act.  No Purchaser has any present plans or intention to carry out, following the Closing, any plant closing or mass layoff which would violate the federal Worker Adjustment and Retraining Notification Act or any similar applicable state, local or foreign Law (collectively, the "WARN Act") at any facility of the Business (assuming for purposes of this subsection that no notice would be given in connection with any such closing or layoff).

(g) Litigation and Claims.  There is no charge, complaint, litigation, arbitration, suit, claim, action, proceeding, cause of action, demand or other proceeding, at law or in equity (each, an "Action"), pending or, to Purchasers' knowledge, threatened against either Purchaser or any of its officers or directors: (i) with respect to or affecting either Purchaser's ability to perform its obligations hereunder, or (ii) that is reasonably likely to prohibit, restrict or delay the performance by either Purchaser of this Agreement or the transactions contemplated hereby.

(h) Independent Investigation; Non-Reliance on Extra-Contractual Representations, Warranties, Assurances, Inducements or Other Actions or Omissions.

(i) PURCHASERS ACKNOWLEDGE AND AGREE THAT (A) THEY HAVE CONDUCTED THEIR OWN INQUIRY AND INDEPENDENT INVESTIGATION OF THE FINANCIAL CONDITION, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE BUSINESS AND AFTER SUCH INVESTIGATION HAS IDENTIFIED THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AS THE SOLE REPRESENTATIONS AND WARRANTIES ON WHICH PURCHASERS ARE RELYING IN MAKING ITS DETERMINATION AS TO THE PROPRIETY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND PURCHASERS ARE RELYING SOLELY ON SUCH EXPRESS REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN SECTION 2.2, AND (B) ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY OF SELLERS OR THE COMPANY BROKER, WHETHER VERBALLY OR IN WRITING, ARE MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

(ii) PURCHASERS FURTHER ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.2, (A) NO SELLER MAKES ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, INCLUDING IN RESPECT OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE PHYSICAL CONDITION OR VALUE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROFITABILITY, EARNINGS PERFORMANCE OR PROSPECTS OF THE BUSINESS OF ANY SELLER OR THE FUTURE PROFITABILITY OR FUTURE EARNINGS PERFORMANCE OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY PRESENTATIONS, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS FURNISHED TO PURCHASERS OR THEIR REPRESENTATIVES OR MADE AVAILABLE TO PURCHASERS OR THEIR REPRESENTATIVES, INCLUDING THROUGH OR IN ANY MANAGEMENT PRESENTATION, DATA ROOM (INCLUDING ANY ELECTRONIC DATA SHARING OR INFORMATION EXCHANGE WEBSITE OR MEDIA) OR EMAIL OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER, AND (B) NO REPRESENTATIONS, WARRANTIES, COVENANTS, ASSURANCES OR OTHER INDUCEMENTS ARE MADE, OR HAVE BEEN MADE, BY SELLERS OR THE COMPANY BROKER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING, FOR THE SAKE OF CLARITY, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THE MANAGEMENT PRESENTATION OR MATERIALS DISTRIBUTED BY OR ON BEHALF OF THE COMPANY BROKER OR THE SELLERS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES AND NONE OF THEM SHALL HAVE ANY LIABILITY OF ANY NATURE TO PURCHASERS ARISING OUT OF THE USE OF ANY SUCH INFORMATION.  PURCHASERS AGREE AND ACKNOWLEDGE THAT ANY ESTIMATES, FORECASTS OR PROJECTIONS FURNISHED OR MADE AVAILABLE TO IT CONCERNING THE BUSINESS (INCLUDING IN THE CONTENTS OF ANY MANAGEMENT PRESENTATION AND IN ANY DATA ROOM OR DILIGENCE MATERIALS) REGARDING ITS PROPERTIES, BUSINESS OR ASSETS MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GAAP OR STANDARDS APPLICABLE UNDER THE SECURITIES ACT, AND SUCH ESTIMATES, AND THE ESTIMATES REFLECTED IN THE FINANCIAL STATEMENTS AND THE INTERIM FINANCIAL STATEMENTS, REFLECT NUMEROUS ASSUMPTIONS AND ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES.  PURCHASERS ACKNOWLEDGE THAT ACTUAL RESULTS MAY VARY, PERHAPS MATERIALLY.

(iii) PURCHASERS FURTHER ACKNOWLEDGE AND AGREE THAT (A) IT IS NOT RELYING ON ANY EXTRA-CONTRACTUAL REPRESENTATIONS, WARRANTIES, ASSURANCES OR OTHER ACTS OR OMISSIONS BY THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING FOR THE SAKE OF CLARITY, THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR AGENTS) IN ENTERING INTO THIS AGREEMENT AND (B) NO EMPLOYEE, OFFICER, DIRECTOR, MANAGER, MEMBER, AGENT, ADVISOR, OTHER REPRESENTATIVE OR AFFILIATE OF ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES, OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED.

2.2 Representations and Warranties of Sellers.  Except as set forth in the Disclosure Schedule, Sellers, jointly and severally, make the following representations and warranties to Purchasers.  All representations and warranties set forth in this Section 2.2 are made subject to the exceptions noted in the schedule delivered by Sellers to Purchasers concurrently herewith and identified by the parties hereto as the "Disclosure Schedule".  The information and disclosures set forth on any particular schedule of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference with respect to all other schedules of the Disclosure Schedule to the extent that the applicability of such information and disclosures to such other schedules is reasonably apparent from the face of such disclosure.  The inclusion of any information or disclosure in the Disclosure Schedule shall not be deemed an admission that such information or disclosure is material for the purposes of this Agreement or it is otherwise required to be disclosed by this Agreement.  The inclusion of any information or disclosure in the Disclosure Schedule relating to any possible breach or violation of any contract or Law will not be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The Disclosure Schedule and the information contained in the Disclosure Schedule is intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

(a) Organization; Authority.  Each Seller is duly incorporated or formed, validly existing and in good standing under the Laws of its respective jurisdiction of formation, and has all requisite corporate, limited liability or other organizational power and authority necessary to own and operate its properties and to carry on its businesses as now conducted, except as would not have a Material Adverse Effect.  This Agreement and the other applicable Transaction Documents have been duly executed and delivered by the Sellers and constitute a legal, valid and binding agreement of the Sellers, enforceable against each Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

(b) Power to Perform.  Each Seller is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  For the purposes of this Agreement, "Material Adverse Effect" means any event, occurrence, circumstance, development, change or fact that, when considered individually or in the aggregate, has, or is reasonably likely to have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, results of operations of the Business, taken as a whole.  Each Seller has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, and the approval of such Seller's shareholders, members, limited partners, beneficiaries or the like (as the case may be), for it to execute this Agreement and the other applicable Transaction Documents or to consummate the transactions contemplated hereby or thereby is either not required or has been duly given. "Ordinary Course of Business" means, with respect to an action taken by a Seller, an action that is consistent in nature, scope and magnitude with the past practices of such Seller, but subject to changes made by such Seller that are commercially reasonable in light of the then current operating conditions and developments including as a result of COVID-19 or actions or inactions taken by the Sellers or any third party in response to COVID-19.  The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to be signed thereby and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the Sellers.  "Transaction Documents" means this Agreement and the other documents, schedules, annexes, exhibits and certificates contemplated to be entered into in connection with consummation of the transactions contemplated hereby, including the TSA, the STB and the R&W Insurance Policy.

(c) Consents and Approvals.  In reliance upon Purchasers' representations and warranties contained in Section 2.1(b), no consent, authorization, order, exemption or approval of, or filing, notice or registration with, any Governmental Authority is required related to notification under applicable Competition Laws with any Governmental Authority in connection with the consummation by the Sellers of the transactions contemplated hereby, except as may be required by Environmental Permits (such Environmental Permits otherwise exclusively the subject matter of Section 2.2(p)).

(d) Conflicts.  Neither the execution and delivery by the Sellers of this Agreement or the other Transaction Documents to be executed thereby, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of any Seller, any Laws applicable to the Sellers, or any Order or of any arbitration award to which any Seller is bound.  Except as set forth on Schedule 2.2(d), no Seller is required to give any notice to, make any filing with, or obtain any consent, authorization or permit of any Governmental Authority or other person, in order to consummate the transactions contemplated by this Agreement or the ancillary agreements to which such Seller is to be a party.

(e) Solvency. Upon performance and compliance by Sellers of their respective obligations at the Closing, including the transfer and sale of the Business Assets to Purchasers, (i) the assets of each of the Sellers will exceed the liabilities of each such Seller, as applicable, and (ii) immediately after giving effect to the transactions contemplated hereby, none of the Sellers are, and will not be under an insolvency status under applicable Laws or under any of the conditions set forth in articles 10 and 11 of the Ley de Concursos Mercantiles in Mexico.  Sellers have no knowledge of any declaration of insolvency, restructure, concurso mercantil or bankruptcy, nor do any of them have knowledge of the filing of any petition or suit of insolvency procedure or bankruptcy or of the intention of any of their creditors to file against any of Sellers a claim for insolvency or bankruptcy proceeding.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller or which could affect the legality, validity, or enforceability of this Agreement.  Sellers further acknowledge and agree that this representation and warranty is a material inducement (motivo determinante de la voluntad) for Purchasers to enter into this Agreement and execute the transactions contemplated herein.

(f) Financial Statements.  The Business as operated by the Sellers is not a separately reported unit of Parent.  As a result, the Financial Statements are not prepared as part of Parent's normal reporting process.  Schedule 2.2(f) contains complete copies of the Financial Statements.  The books and records of the Business have been prepared and maintained in accordance with GAAP as consistently applied for the relevant periods.  The Financial Statements have been compiled by management of Parent from source documents of Parent, subject to the controls and procedures of Parent's accounting systems.  Except as set forth therein and except as set forth in Schedule 2.2(f), the Financial Statements present fairly, in all material respects, the financial position, assets and liabilities and results of operations of the Business as operated by Sellers, as of their respective dates and for the respective periods covered thereby; provided, that the Financial Statements (i) do not include all corporate charges, standalone tax provisions, purchase accounting adjustments, footnotes or schedules and, in the case of the Interim Financial Statements, are subject to normal year-end adjustments, (ii) may not reflect the balance sheet or financial performance of the Business had it been conducted as a stand-alone business independently of the retained business of Sellers and their Affiliates during the periods indicated therein, (iii) were not restated for subsequent events, and (iv) do or may not reflect certain assets, liabilities, income or expenses as set out in the notes to the Financial Statements on Schedule 2.2(f).  "Financial Statements" means the Interim Financial Statements and the Historical Financial Statements.  "Interim Financial Statements" means the unaudited consolidated balance sheet of the Sellers as of August 5, 2023 (the "Interim Financial Statement Date"), and the related statements of income for the 2023 fiscal period then ended, included on Schedule 2.2(f).  "Historical Financial Statements" means the unaudited consolidated balance sheet of the Sellers as of December 31, 2022, and the unaudited combined statements of income of the Sellers for the fiscal year then ended, as included in Schedule 2.2(f).

(g) Assets; Title.

(i) Sellers have good and legal title to the Business Assets, free and clear of any mortgages, indentures, liens, security interests and other encumbrances (collectively, "Liens"), except for the following: (A) Liens of landlords, carriers, warehousemen, mechanics and materialmen or other like Liens incurred in the Ordinary Course of Business for sums not yet due; (C) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (D) easements, covenants, rights-of-way and other similar restrictions or conditions, imperfections of title or encumbrances that do not materially detract from the value of or materially impair the existing use of the property affected by such imperfection or encumbrance; (E) Liens securing any Indebtedness of the Business disclosed in Schedule 2.2(g)(i)(E) that will be released at or promptly following the Closing; (F) Liens arising under operating equipment leases (that do not constitute Indebtedness) with third parties entered into in the Ordinary Course of Business and under which the Sellers is not in default; (G) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the Leased Premises or Owned Premises; and (H) Liens that have been placed by any developer, landlord or landlord's financing sources on real property over which the Sellers has easement rights or on the fee title of the real property constituting the Leased Premises or any statutory liens of landlords on the Leased Premises (each of the foregoing (A) through (H), a "Permitted Lien," and, collectively, the "Permitted Liens").

(ii) Except as set forth on Schedule 2.2(g)(ii), the Business Assets, after giving effect to the rights, services, properties and assets contemplated to be provided to the Business immediately following the Effective Time as contemplated by this Agreement or any of the Transaction Documents (subject to obtaining any third-party approvals thereunder), comprise all of the rights, services, properties and assets necessary and in such condition so as to conduct the Business immediately following the Closing in all material respects as it is conducted by the Sellers and their Affiliates on the date of this Agreement, other than (A) insurance, (B) Shared Contracts (as defined in the TSA), and (C) Benefit Plans. Except as set forth on Schedule 2.2(g)(ii), all vehicles owned or leased by the Mexican Sellers requiring a freight-forwarding permit by the Ministry of Transportation and Communications in Mexico have, to Sellers' knowledge, the mechanical and physical conditions required to obtain such permits in favor of NTMX (once legally transferred by Mexican Sellers to NTMX) after the Closing Date or SunOpta Mexico as lessee during the term of the MSA.

(iii) The tangible assets of the Mexican Sellers have been either imported on a definitive basis, on a temporary basis, purchased or otherwise acquired in Mexico, in compliance in all material respects with the applicable Tax, customs and foreign trade, and any other applicable, legal provisions.  The Mexican Sellers keep readily available records and evidence of the legal importation and possession of the tangible assets located in Mexico.

(h) Insurance.  Schedule 2.2(h) lists all material insurance policies maintained by Sellers or their Affiliates providing coverage with respect to the Business, including those that pertain to the Business Assets (but not any such policy maintained in connection with any Benefit Plan).  All such insurance policies are in full force and effect and neither Sellers nor their respective Affiliates have received written notice of cancellation of any such insurance policies.

(i) Taxes.

(i) Except as set forth on Schedule 2.2(i)(i), with respect to the American Seller:

(A) All income and other material Tax Returns required to have been filed by (or on behalf of) the American Seller (on a consolidated basis or otherwise), on or before the date hereof have been timely filed (taking into account extensions properly obtained);

(B) All income and other material Taxes due and payable by the American Seller have been timely paid (taking into account extensions properly obtained);

(C) There is no material audit or administrative or judicial proceeding pending with respect to Taxes payable by the American Seller;

(D) All material deficiencies asserted in writing or assessments made as a result of any examination of the Tax Returns referred to in clause (A) by a Governmental Authority have been paid in full or otherwise resolved;

(E) There are no liens for Taxes upon the assets of the American Seller except for: (1) Permitted Liens or (2) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and are subject to adequate reserves in accordance with GAAP (or, with respect to the Mexican Sellers, Mexican NIFS).

(F) All material Taxes which the American Seller are required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority or set aside or reserved on the books of the American Seller; and

(G) During the last four (4) years, the American Seller has not engaged in any "listed transaction" for purposes of Treasury Regulations § 1.6011-4(b) or Code Section 6111 or any analogous provision of state or local Law for which reporting to the Internal Revenue Service ("IRS") or other Governmental Authority responsible for the determination, assessment or collection of any Tax (each, a "Taxing Authority") is required (taking into account published guidance thereunder).

(ii) Except as set forth on Schedule 2.2(i)(ii), solely with respect to the Mexican Sellers:

(A) Each of the Mexican Sellers has filed on a timely basis all federal, state and local Tax Returns required by applicable Law to be filed on or before the Closing Date.  The Sellers have made available to Purchasers accurate and complete copies of all Tax Returns for Income Taxes of the Mexican Sellers and other material Tax Returns of the Mexican Sellers, and statements of deficiencies assessed against, or agreed to by, the Mexican Sellers for all Tax periods ending on or after January 1, 2018 and all written correspondence to the Mexican Sellers from, or from the Mexican Sellers to, a Taxing Authority relating thereto.  All such Tax Returns are true, correct and complete in all respects.  All Taxes for all periods ended on or before the Closing Date for which any of the Mexican Sellers is liable (whether or not shown on such Tax Returns) have been paid in full, except for Taxes not yet due and payable or, as disclosed in Schedule 2.2(ii)(A), that are being contested in good faith by appropriate Proceedings.

(B) Each of the Mexican Sellers has, in accordance with all Tax withholding provisions of applicable Law: (1) timely, properly and accurately withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other applicable person Related to the Business, and (2) complied in all material respects with all reporting requirements (including maintenance of required records with respect thereto).

(C) Each of the Mexican Sellers has, in accordance with the Agreed Accounting Principles, appropriately and consistently applied, adequate reserves for all Taxes in the Financial Statements prepared by the Mexican Sellers.

(D) Except as set forth on Schedule 2.2(n): (1) there is no deficiency for any Taxes that has been proposed, assessed or asserted against any of the Mexican Sellers by any Governmental Authority that has not been resolved and paid in full, nor have the Mexican Sellers executed any waiver of any statute of limitations on or extending the period for the assessment of collection of any Taxes; and (2) there are no pending or, to the Sellers' knowledge, threatened Actions, audits or examinations relating to Taxes or any Tax Returns for periods ending on or before the Closing Date of any of the Mexican Sellers (or in which any of the Mexican Sellers is included).  During the last five (5) years, the Mexican Sellers have not received from any foreign, Mexican, U.S., federal, state or local Taxing Authority (including jurisdictions where the Mexican Sellers have filed Tax Returns) any (x) written notice indicating an intent to open an audit or other review, (y) written request for information related to Tax matters or (z) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Mexican Sellers. There are no unresolved claims concerning any Tax Liability of the Mexican Sellers.  No written notice has been received in the last five (5) years by the Mexican Sellers from a Taxing Authority in a jurisdiction where the Mexican Sellers do not file Tax Returns that the Mexican Sellers are or may be subject to Taxes assessed by such jurisdiction.  The Mexican Sellers are only required to file federal Tax Returns in Mexico, and estate and local tax returns in Michoacan, Mexico.

(E) None of the Mexican Sellers has an obligation to pay after the Closing Date any Tax of another person (other than a Mexican Seller) under Law, as a transferee or successor, or pursuant to any contract or intercompany account system, except for any such obligation under customary supply agreements, property leases or other transactions in the Ordinary Course of Business and not primarily related to Taxes.

(F) None of the Mexican Sellers will be required to include any item of income in, or exclude any item of deduction from, a taxable period (or portion thereof) that begins after the Closing Date with respect to the Business.

(G) Each of the Mexican Sellers has complied in all material respects with applicable transfer pricing requirements under applicable Laws in respect of Schedule 2.2(s).

(H) Each of the Mexican Sellers has (1) properly collected all sales Taxes required to be collected in the time and manner required by any applicable Tax Law and remitted all such sales Taxes (and use Taxes due and payable) to the applicable Taxing Authority in the time and in the manner required by any applicable Tax Law, (2) returned all sales Taxes erroneously collected from any person to such person (or, if such person cannot be located or is no longer in business, remitted such sales Tax to the appropriate Taxing Authority) in the time and in the manner required by any applicable Tax Law and (3) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales.

(I) The Mexican Sellers are not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(J) The Mexican Sellers have not participated or engaged nonexistent transactions, issuing tax invoices which do not have a support of the assets or services provided therefor, have not been listed (and, to the Sellers' knowledge, no threat or contingency exists for which they might be listed) in the tax authorities checklist including the taxpayers with allegedly nonexistent operations, pursuant to Section 69-B of the Mexican Federal Tax Code.

(j) Conduct of Business.  Since the Interim Financial Statement Date to the date of this Agreement, no Material Adverse Effect has occurred.  Except as set forth on Schedule 2.2(j), since the Interim Financial Statement Date to the date of this Agreement, no Seller has:

(i) amended its certificate of formation or limited liability company agreement (or equivalent Organizational Documents);

(ii) sold, transferred or otherwise disposed of any asset or property Related to the Business that is valued in excess of $250,000 individually or $1,000,000 in the aggregate, except for sales of inventory and transfers of cash in payment of the Sellers' liabilities or to fund estimated tax obligations of the Sellers, all in the Ordinary Course of Business;

(iii) suffered any damage, destruction or loss, or any interruption in use, of any asset or property (whether or not covered by insurance) Related to the Business that is valued in excess of $250,000 individually or $1,000,000 in the aggregate;

(iv) waived any material right other than in the Ordinary Course of Business;

(v) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any portion of the Business Assets;

(vi) increased the annual base salary payable to any director or employee of the Business at the executive officer level or more senior, other than increases (A) in the Ordinary Course of Business, (B) to the extent required under the terms of any Material Contract or Benefit Plan, or (C) to comply with applicable Law;

(vii) entered into, amended, or terminated any Benefit Plan (or plan that would be a Benefit Plan if in effect as of the date hereof), other than (A) in the Ordinary Course of Business, (B) to the extent required under the terms of any Material Contract or Benefit Plan, or (C) to comply with applicable Law;

(viii) instituted any Action or settled any Action involving more than $250,000;

(ix) acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or capital stock;

(x) made or changed any material tax election, changed any annual accounting period, changed in any material respect any method of accounting, entered into any closing agreement, or settled any material claim or assessment, except as required by applicable Law or GAAP or, with respect to the Mexican Sellers, Mexican NIFS;

(xi) made any commitment outside of the Ordinary Course of Business or in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate for capital expenditures Related to the Business to be paid after the Closing or failed to incur any such capital expenditures in accordance with its capital expense budget;

(xii) terminated the employment of any officer or employee of the Business who, in each case, had an annual base compensation in excess of One Hundred Fifty Thousand Dollars ($150,000) immediately prior to such termination; or

(xiii) committed in writing to do any of the above.

(k) Material Contracts.

(i) Schedule 2.2(k) lists all Material Contracts.  All Material Contracts are valid, binding and in full force and effect as to the applicable Seller and, to the Sellers' knowledge, the other parties thereto.  No default by any Seller or, to the Sellers' knowledge, by the other contracting parties has in any material respect occurred under any Material Contract.  There has been no written notice of termination, cancellation or nonrenewal by the other parties to any Material Contract.

(ii) Except as set forth on Schedule 2.2(k)(ii), no Seller is a party to, or bound by, any unexpired, undischarged or unsatisfied Material Contract under the terms of which performance by such member according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by such member of this Agreement may be prohibited, prevented or delayed, in any such case where such performance would have a Material Adverse Effect.

(iii) For purposes hereof, "Material Contracts" means the following undischarged written and oral contracts, agreements, leases and other instruments to which a Seller is a party and that are Related to the Business:

(A) master agreements (including addendums and renewals thereof) with Top Customers other than any purchase orders, change orders, statements of work, or similar agreements ancillary to such master agreements, to the extent entered into in the Ordinary Course of Business;

(B) (1) Real Property Leases; and (2) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual payment in excess of One Hundred Fifty Thousand Dollars ($150,000) or has an unexpired term as of the Closing Date in excess of one (1) year;

(C) agreements (1) under which a Seller has granted to a third party a license to any Intellectual Property included in the Business Assets (such Intellectual Property, the "Business Assets Intellectual Property") (other than non-exclusive licenses granted in the Ordinary Course of Business), or (2) pursuant to which third-party Intellectual Property that is required for the operation or use of the Business Assets is licensed to any Seller (other than non-exclusive licenses for commercially available, off-the-shelf third party software);

(D) agreements restricting in any manner a Seller's right to compete with any person, restricting such Seller's rights to sell to or purchase from any person, restricting the right of any person to compete with such Seller, or the ability of any person to employ any of the Employees;

(E) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit (except for (1) those being terminated or canceled, or those under which a Seller or Sellers will cease to be a guarantor or borrower, in connection with the Closing and (2) security agreements ancillary to any lease of personal property with respect to the property so leased);

(F) agreements granting any person a Lien on all or any portion of the material assets of a Seller or Sellers other than Permitted Liens and Liens which will be released at the Closing;

(G) collective bargaining agreements with any trade union, works council or other labor organization;

(H) settlements, conciliations or similar agreements that impose monetary or other obligations upon a Seller or Sellers after the date of this Agreement;

(I) any agreement with a supplier that: (i) has an unexpired term as of the Closing Date in excess of one (1) year, or (ii) requires that a Seller or Sellers purchase all or substantially all of its requirements (or to purchase a specific volume/amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any calendar year) of a particular product from a supplier;

(J) any agreement for capital expenditures under which a Seller or Sellers has remaining obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually;

(K) agreements entered into for the acquisition or divestiture of any company or entity or any material part of the business or assets of any other company or entity;

(L) agreements containing any obligation of confidentiality or nondisclosure between any Seller and any other person, whether for the benefit of any Seller or such other person (other than any such agreement (x) entered into in the Ordinary Course of Business or with employees or contractors engaged or contemplated to be engaged to perform services to a Seller(s), (y) entered into in connection with a potential sale transaction with respect to the Business, or (z) for which the disclosure of such confidentiality or nondisclosure obligations would cause any Seller to be in breach thereof);

(M) co-manufacturing agreements;

(N) partnership agreements or joint venture agreements;

(O) all agreements executed by any of the Mexican Sellers with any third party regarding the provision of any specialized services agreement (as such term is defined in the Mexican labor Laws) and providing for an annual payment in excess of One Hundred Fifty Thousand Dollars ($150,000);

(P) all agreements (other than agreements entered into in the Ordinary Course of Business on a form made available to Purchaser) with employees or individual service providers of the Business who, with respect to the US Employees, have an annual base compensation in excess of One Hundred Fifty Thousand Dollars ($150,000) and, with respect to the MX Employees, have a director or manager position, regarding know-how, trade secrets or other proprietary intangible property, including, confidentiality, work for hire and non-compete agreements;

(Q) all research and development, joint venture, or other agreements relating to product, process, or technical research, development, and testing to which the American Seller and any Mexican Seller is a party;

(R) all settlement agreements, administrative or judicial decisions or orders, consent orders, releases, covenants not to sue, security agreements, and other agreements or decisions restricting or encumbering the Business Assets Intellectual Property; and

(S) all agreements relating to the provision of IT, data, or internet-related products or services to or by the Sellers (other than agreements concerning commercially available, off-the-shelf third-party software).

provided, however, that a Material Contract shall not include any (x) fulfilled purchase orders or other similar agreements containing no ongoing obligations or potential liabilities and arising in the Ordinary Course of Business, or (y) Benefit Plan.

(l) Permits.

(i) Except as set forth on Schedule 2.2(l), Sellers possess all licenses, permits, registrations and government approvals (the "Permits") (other than Environmental Permits as defined herein, which are exclusively provided for in Section 2.2(p)) from any Governmental Authority which are required in order for the American Sellers and Mexican Sellers to conduct the Business as presently conducted, except where the failure to obtain such Permits would not have a Material Adverse Effect.  The Seller possessing such Permit, as applicable, is in compliance in all material respects with the requirements of such Permits and such Permits are in full force and effect, except, in each case, where the failure to obtain such Permits would not have a Material Adverse Effect.  No Action is pending or, to the Sellers' knowledge, threatened regarding the revocation or limitation of any such Permit, and, to the Sellers' knowledge, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, could reasonably be expected to, individually or in the aggregate, to result in a Material Adverse Effect.

(ii) The Mexican Sellers do not carry out marketing and commercialization activities in Mexico nor sell products for final consumers in the Mexican territory, and therefore, the Mexican Sellers are not subject to Permits or applicable Laws in Mexico relating to the manufacturing, labelling, marketing and commercialization of food for final consumers in Mexico.

(iii) Schedule 2.2(l)(iii) contains a list of material Permits, registrations and certificates required for the Business of Sellers in the US and Mexico.  Sellers have not taken any actions that would affect the validity or renewal of such Permits and certifications.

(m) Employees.

(i) With respect to Employees of the American Seller and Employees of any Affiliate of the American Seller (excluding the Mexican Sellers) who primarily perform services Related to the Business ("US Employees"):

(A) Except as set forth on Schedule 2.2(m)(i)(A), there is not presently pending or, to Sellers' knowledge, existing, and during the last twelve (12) months there has not been, and, to Sellers' knowledge, there is not threatened in writing:

(1) any labor strike, material slowdown, material picketing or material work stoppage;

(2) any material Action against or affecting the American Seller relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by any US Employee or any union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, or any material Action between the American Seller, on the one hand, and any US Employee, on the other hand; or

(3) any organizing activities.

(B) There is no lockout of any US Employees as of the date hereof and no such action is contemplated by the Sellers.

(C) The American Seller is in compliance in all material respects with the requirements of, and has no material liabilities pursuant to, the WARN Act.

(ii) With respect to the Employees of the Mexican Sellers ("MX Employees"):

(A) Except as disclosed in Schedule 2.2(m)(ii)(A): (1) each of the Mexican Sellers is in compliance in all material respects with all applicable Laws and collective bargaining agreements with respect to employment and employment practices, terms and conditions of employment, wages and hours and occupational health, legal age of employment, safety, bonuses, dividends, profit distribution, pay increases, payment of sales commissions and corresponding payment of any labor charges and the payment of legally required health, social security and other contributions; (2) there are no material Actions pending against any Mexican Seller with respect to any matter referred to in clause (1) above; (3) each employee benefit plan, program and arrangement maintained by or contributed to by any of the Mexican Sellers, whether written or unwritten, in either case, for the benefit of MX Employees, and each other employees benefit or compensation plan, program, policy, agreement or arrangement, including with respect to stock options, other equity-based compensation, bonus, incentive, deferred compensation, severance, retention, change in control, termination, fringe benefits, disability, medical, life, vacation, retirement, pension, relocation plan or policy, employee loan, supplemental unemployment or benefits provided under a collective bargaining agreement, that is maintained, sponsored, contributed to or required to be contributed to by the Mexican Sellers with respect to the Business (the "Mexican Employee Plans") have been maintained, funded, operated and administered in compliance in all material respects with its terms and applicable Law; (4) each Mexican Employee Plan has been approved by the relevant Taxing Authorities and other Governmental Authorities when so required, and, to the Sellers' knowledge, there is no ground on which such approval would reasonably be expected to cease to apply; (5) no Taxes, penalties or fees are owing or assessable under any such Mexican Employee Plan except for any Taxes or fees that may become due in the Ordinary Course of Business; (6) with respect to each Mexican Employee Plan, all payments and contributions for all periods ending on or prior to the Closing Date have been made or, if not yet due, accrued on the latest balance sheet in accordance with Mexican NIFS, and (7) to the Sellers' knowledge, no event has occurred with respect to any registered Mexican Employee Plan that would reasonably be expected to result in the revocation of the registration of such Mexican Employee Plan or that would entitle any person (without the consent of the sponsor of such Mexican Employee Plan) to wind up or terminate any such Mexican Employee Plan, in whole or in part, or could otherwise reasonably be expected to have a Material Adverse Effect on the Tax status of any such Mexican Employee Plan.  No Mexican Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider, except to provide third-party administrative or recordkeeping services to a Mexican Employee Plan sponsored by the Mexican Sellers.

(B) Except as prohibited by applicable Law, each Mexican Employee Plan may be amended or terminated by the applicable Mexican Seller in accordance with its express terms.

(C) The execution and delivery of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events, whether contingent or otherwise): (1) result in any payment or benefit becoming due or payable, or required to be provided, to any director, officer, agent, employee or independent contractor of any of the Mexican Sellers (in each case, Related to the Business), (2) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer, agent, employee or independent contractor under any Mexican Employee Plan, (3) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation under any Mexican Employee Plan, or (4) result in any amount payable to any director, officer, agent, employee or independent contractor of any of the Mexican Sellers (in each case, Related to the Business) failing to be deductible by reason of applicable Tax Law in Mexico.

(D) Schedule 2.2(m)(ii)(D) sets forth a list of the name of each permanent MX Employee, together with such person's position or function, work location, date of hire, annual base salary or wages, any incentive, severance or bonus arrangement with respect to such person, such person's unused vacation or paid time off accrual, whether such person is employed on a full-time or part-time basis, whether such person is classified as exempt or non-exempt for overtime purposes, the aggregate amount of all accrued commission, vacation, paid time off or bonus payments that are or will become payable to such person, and with respect to any such person on leave, the nature of such leave and the anticipated date of return for such person, which list is complete and accurate in all respects as of three (3) days prior to the Closing Date.

(E) No MX Employee has notified the Mexican Sellers in writing of such person's or group's intent to terminate employment with the Mexican Sellers.  Except as set forth in Schedule 2.2(m)(ii)(E), there is not presently pending or, to Sellers' knowledge, existing, and during the last twelve (12) months there has not been, and, to Sellers' knowledge, there is not threatened in writing, any Action against or affecting the Mexican Sellers relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by any MX Employee or any union with the Mexican Ministry of Labor and Social Security or any comparable Governmental Authority, or any material Action between any Mexican Seller, on the one hand, and any MX Employee, on the other hand.

(F) During the last four (4) years, the Mexican Sellers have complied in all respects with all employment Laws with respect to all MX Employees and all consultants, independent contractors, and service providers of the Business and engaged by the Mexican Sellers.  All independent contractors of the Business and engaged by the Mexican Sellers have been and are properly classified as such for purposes of applicable Law.  All outsourcing services contractors of the Business and engaged by the Mexican Sellers (1) provide specialized services that do not relate to the Mexican Sellers' main corporate purpose, as permitted under applicable employment Laws, and (2) are duly registered in the Registro de Servicios Especializados u Obras Especializadas (REPSE). There are no existing contracts between any Mexican Seller and any specialized outsourcing services contractor Related to the Business. None of the Mexican Sellers has any service providers and/or commission agents that by Law qualify as employees of the Business.

(G) During the last twelve (12) months: (1) no MX Employee, independent contractor, consultant, or service provider of the Business and employed or engaged by the Mexican Sellers has, to the Sellers' knowledge, been or is being investigated in connection with any sexual misconduct, sexual harassment, harassment or discrimination, nor is the Mexican Sellers subject to any disciplinary action in connection with such sexual misconduct, sexual harassment, harassment or discrimination, that could reasonably cause any damage to the reputation of the Mexican Sellers, the Business or the MX Employees; and (2) there has not been any Action pending or, to the Sellers' knowledge, threatened relating to any sexual misconduct, sexual harassment, harassment or discrimination involving the Mexican Sellers or any MX Employee, nor, to the Sellers' knowledge, has there been any settlement or similar out of court or pre-litigation arrangements relating to any such matters.

(H) The Mexican Sellers have executed and have in effect the collective bargaining agreements listed and described in Schedule 2.2(m)(ii)(H), with the labor unions referred therein, and those collective bargaining agreements have been duly registered with the Governmental Authorities and have been "legitimized" in accordance with applicable Mexican federal labor Laws.

(n) Litigation and Claims.  Except as set forth on Schedule 2.2(n), as of the date of this Agreement, no Action is pending or, to the Sellers' knowledge, threatened against the Sellers or any of the Sellers' officers, directors or Affiliates, with respect to or affecting the Business or the Business Assets, or with respect to the consummation of the transactions contemplated hereby that: (x) involves a claim in excess of Fifty Thousand Dollars ($50,000), or (y) involves a claim for an unspecified amount which, if adversely determined, is reasonably likely to exceed Fifty Thousand Dollars ($50,000).  There is no Action pending or, to the Sellers' knowledge, threatened against Sellers or any of Sellers' officers or directors: (i) that affects the applicable Seller's ability to perform its obligations hereunder or under any other Transaction Documents, (ii) that is reasonably likely to prohibit, restrict or delay the performance by the applicable Seller of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, (iii) would impair the ability of Sellers to perform their respective obligations under this Agreement, including their ability to sell and transfer title to the Business Assets to the Purchasers, or (iv) would impair any Seller to continue to engage in the Business as historically undertaken prior to the date hereof.  As of the date of this Agreement, there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Sellers' knowledge, threatened against any Seller or any of the Sellers' officers, directors or Affiliates, with respect to or affecting the Business or the Business Assets, or with respect to the consummation of the transactions contemplated hereby.

(o) Decrees, Orders and Laws; Compliance.

(i) As of the date of this Agreement, no Seller is a party to or bound by, any Order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the Business and/or Business Assets.  No Seller as of the date of this Agreement is in violation of, or delinquent in respect to, any Order or arbitration award or Law of or agreement with, or any Permit from, any Governmental Authority to which the Business and/or Business Assets are subject, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination, which violation or delinquency would have a Material Adverse Effect.

(ii) Sellers have been, and currently are in compliance with, in all material respects, all Laws in the operation of the Business and use of the Business Assets prior to the Closing.  None of the Sellers nor any of their respective managers, directors or officers is or has, directly or indirectly, engaged in any activity, practice or conduct that would have caused any of the Sellers to be in violation of the United States Foreign Corrupt Practices Act or any other anti-corruption or anti-bribery Laws (the "Anticorruption Laws").  None of the Sellers nor, to the Sellers' knowledge, any of their respective managers, directors or officers is or has been the subject of any formal investigation, inquiry or enforcement proceedings by any Governmental Authority regarding the actual or possible violation of the Anticorruption Laws in connection with the Business and use of the Business Assets, and, to the Sellers' knowledge, no such investigation, inquiry or proceeding has been threatened.  Sellers' funds and resources used for the acquisition and operation of the Business Assets are of licit and legitimate origin.  The Sellers and, to the Sellers' knowledge, their employees, officers or other agents and contractors are and have been in compliance with all anti-money laundering Laws applicable to or binding on it or any of the Business Assets, none of the Sellers have performed criminal activities within the Owned Premises or Leased Premises, that would give rise to an extinction of domain or confiscation of the Business Assets, and no written notice from any Governmental Authority has been received by any of the Sellers claiming any material violation of any applicable Law.

(p) Environmental Matters.  Except as set forth on Schedule 2.2(p):

(i) The operations of the American Seller and Mexican Sellers with respect to the Business are in compliance in all material respects with Environmental Laws.

(ii) The American Seller and Mexican Sellers possess all material Environmental Permits that are required for the operation of the Business as currently conducted.

(iii) Since January 1, 2019, the American Seller and Mexican Sellers have not received any written notice alleging any failure by the American Seller or any Mexican Seller, as applicable, to comply with any Environmental Laws.

(iv) There is no Environmental Claim pending or, to the Sellers' knowledge, threatened against the American Seller or the Mexican Sellers that relates to the Business.

(v) Since January 1, 2021, Sellers have not received any written notice from any person that any Seller is a potentially responsible party with respect to any Offsite Facility pursuant to Environmental Laws that remain unresolved in any respect.

(vi) Since October 2022, SunOpta Mexico has not consumed water volumes in excess of the currently permitted annual volume of 157,000 cubic meters.

(vii) For the purposes of this Agreement:

(A) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, directives, claims, liens, proceedings or written notices of noncompliance or violation by any person alleging potential liability arising out of, circumstances forming the basis of any violation of any Environmental Law.

(B) "Environmental Laws" means all applicable domestic or foreign federal, state, provincial, territorial or local laws (including statutes and common law), rules, ordinances, codes, regulations, judgments, directives and any binding judgment, order, decree or ruling of any Governmental Authority in effect on the Closing Date. This includes, but is not limited to, all Laws governing pesticides, chemical substances, hazardous substances, food safety, food packaging, transportation, food and consumer product labeling, climate change, water rights and water quality.

(C) "Environmental Permits" means all permits, licenses, registrations, and governmental approvals and authorizations and entitlements (e.g., access to water, fuel and power) pursuant to Environmental Laws.

(D) "Hazardous Substances" means any chemicals or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances" or "toxic pollutants" under any Environmental Law.

(E) "Offsite Facility" means any facility which is not presently, and never has been, owned, leased or occupied by the American Seller and Mexican Sellers.

(F) "Release" means any release, spilling, emitting, leaking, injecting, depositing, pouring, emptying, escaping, disposing, discharging, dispersal or migration into the environment (including ambient air (indoor and outdoor), atmosphere, soil, surface water, groundwater, land surface or subsurface strata, soil vapor), or within any building, structure or facility.

(q) Real Estate; Ownership.

(i) Schedule 2.2(q)(i) lists each of the real properties owned by the American Seller and Mexican Sellers and Related to the Business (the "Owned Premises").  The American Seller or Mexican Sellers, as applicable, have good and valid fee simple to all of the Owned Premises, free and clear of any Liens except for the Permitted Liens.

(ii) Schedule 2.2(q)(ii) lists each of the real properties leased or subleased by the Mexican Sellers as tenants or subtenants and Related to the Business (the "Leased Premises"). The Leased Premises are leased or subleased by the Mexican Sellers pursuant to written leases or subleases which have previously been made available to Purchasers (the "Real Property Leases").  The Mexican Sellers have a valid leasehold interest in the Leased Premises, free and clear of any Liens, except for the Permitted Liens.  All Real Property Leases are valid, binding and in full force and effect as to the applicable Mexican Seller and, to the Sellers' knowledge, the other parties thereto, except as limited by the General Enforceability Exceptions.  No Mexican Seller has received written notice that the Mexican Sellers are in default under the Real Property Leases and, to the Sellers' knowledge, no material default by the other contracting parties has occurred thereunder.

(iii) There are no condemnation proceedings pending or threatened with respect to the Owned Premises or the Leased Premises.  The American Seller and Mexican Sellers have not leased or subleased the Owned Premises or the Leased Premises or any portion thereof to any person.

(iv) With respect to the Leased Premises, all rent and amounts payable related to the occupancy of the Leased Premises have been paid timely and, to the Sellers' knowledge, there are no conditions existing now that with the passage of time after closing that will provide any owner of a Leased Premises from bringing an action to terminate the right to occupy the Leased Premises.

(v) With respect to the Mexican Premises:

(A) The Mexican Premises are free of any Liens (other than Permitted Liens) in violation of the applicable Mexican Laws, or third-party rights or commitment derived from acts, events or causes prior to the Effective Time.

(B) SunOpta Mexico is the sole and legitimate legal and beneficial owner of fee simple title to the Owned Premises located in Mexico (the "Mexican Owned Premises"), and as of the date hereof, there are no leases, bailment, usufruct, nor any use, enjoyment, or occupancy rights of any third party over the Mexican Owned Premises.

(C) The Mexican Premises are currently and will be on the Closing Date up to date in the payment of all contributions, charges, taxes and/or rights, including property tax and water supply rights, as well as up to date in the payment of the electricity service.

(D) The Mexican Premises currently comply with all applicable zoning regulations and use of land according to the municipal regulations of Jacona, Michoacan, Mexico. To Sellers' knowledge, the Mexican Premises were constructed with all appropriate construction and development permits under applicable law in Michoacan, Mexico and all required land use and occupancy permits were obtained in due course.

(E) The Mexican Sellers have obtained the required permits, licenses, infrastructure, contracts and necessary installations for the Mexican Premises to receive all utilities, including but not limited, electricity, telecommunications, natural gas, water, discharge of wastewater, and sewer, in the necessary capacities for the operation of the Business as currently conducted.

(r) Intellectual Property.

(i) Schedule 2.2(r)(i) sets forth a true and complete list of all Business Assets Intellectual Property that is subject to any issuance, registration, or other application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the "Registered Intellectual Property"), including, to the extent applicable, the registration or application number, the date of registration or application, the date of issuance, the applicable jurisdiction and the owner of record.

(ii) The American Seller and Mexican Sellers (A) own all right, title and interest in and to the Registered Intellectual Property and (B) own all right, title and interest in and to, or otherwise have the right to use all other Business Assets Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens.

(iii) The Business Assets Intellectual Property does not infringe upon, misappropriate or otherwise violate any Intellectual Property rights of any third party.

(iv) To the Sellers' knowledge, no third-party person is infringing upon, misappropriating or otherwise violating any of the Business Assets Intellectual Property.

(v) No Action against a third party with respect to the alleged infringement, misappropriation or other violation of any Business Assets Intellectual Property is pending or threatened in writing by the American Seller and/or Mexican Sellers.

(vi) Except as set forth on Schedule 2.2(r)(vi), there is no Action pending or, to the Sellers' knowledge, threatened in writing, (A) challenging the ownership, enforceability, scope, validity or use by the American Seller and/or any Mexican Seller of any Business Assets Intellectual Property or (B) alleging that the operation of the Business Assets Intellectual Property is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Intellectual Property of any third party.

(vii) The American Seller and Mexican Sellers have taken all commercially reasonable steps, at least consistent with industry standards, to protect and preserve the confidentiality of all trade secrets included in the Business Assets Intellectual Property.  To the Sellers' knowledge, there has not been any material unauthorized access, theft, disclosure, or use of any trade secrets, including by unauthorized employees or former employees of the Business.

(viii) As used herein "Intellectual Property" means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications; any trademarks, trademark registrations, trademark applications, service marks, trade names, business names and brand names, including any and all goodwill associated therewith; any copyrights, copyright registrations, and copyright applications; any software and databases; any internet domain names, uniform resource locators and social media handles; and any trade secrets, know-how and other proprietary information that derives independent economic value from not being generally known to the public.

(ix) During the last four (4) years, the American Seller and Mexican Sellers (A) have complied in all material respects with all applicable Laws relating to the access, acquisition, collection, use storage, disclosure, transfer, modification, or other processing of personal data Related to the Business ("Privacy Laws"), (B) have not suffered any data breach or other data security incident that would require notification to any person or Governmental Authority under applicable Privacy Laws, and (C) have not received a written notice (including any enforcement notice), letter, or complaint from any Governmental Authority or any person alleging noncompliance with any applicable Privacy Laws. Neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents will violate in any material respects any applicable Privacy Laws.

(x) The American Seller and Mexican Sellers have implemented an information security program that includes physical, administrative and technical safeguards designed to protect in all material respects the security, confidentiality, and integrity of personal data in the respective possession and control of American Seller and Mexican Sellers and Related to the Business.  The information technology systems utilized by American Sellers and Mexican Sellers operate and perform as is necessary to conduct the Business in all material respects and, to the Sellers' knowledge, do not contain any unauthorized "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) that is designed to disrupt or disable the operation of a computer system or network on which such code is installed.

(xi) No contractual provision in any Material Contract shall by its terms cause the restriction, limitation, loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, Purchasers' right to, directly or indirectly, own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business, including all the Business Assets Intellectual Property used under license or similar agreements with third parties, due to the consummation of the transactions contemplated by this Agreement.

(s) Related Party Transactions.  Schedule 2.2(s) describes each business relationship (excluding (i) employee compensation and other ordinary incidents of employment (including participation in Benefit Plans) and (ii) equity ownership) existing on the date of this Agreement solely between American Seller or any of the Mexican Sellers, on the one hand, and any Affiliate of such Seller, on the other hand, that is Related to the Business.

(t) Top Customers.  Schedule 2.2(t) sets forth the ten (10) largest customers measured in terms of revenue recognized for the members of the Business, taken as a whole, for: (i) the calendar year ending December 31, 2022, and (ii) the 2023 fiscal period ending August 5, 2023 (the "Top Customers").  Except for ordinary course complaints and negotiations, to the Sellers' knowledge there is no fact or circumstance where, and the Sellers have not received any written (including electronic) notice that, any such Top Customer will cease purchasing the goods or services from the Business or that it intends to reduce the quantities purchased or otherwise adversely change the terms on which it does business with the Business.

(u) Food Regulatory Compliance.

(i) All products being manufactured or distributed by each of the American Seller and Mexican Sellers that are subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA"), the Mexico Federal Commission for the Protection Against Sanitary Risks ("COFEPRIS"), the Mexico Consumer Protection Bureau ("PROFECO"), United States Department of Agriculture ("USDA"), or any comparable state or foreign governmental authority have been formulated and are manufactured, processed, packed, held, stored, imported, exported, transported, distributed, labeled, and marketed in compliance with all applicable requirements of the following laws and regulations: (A) the Federal Food, Drug, and Cosmetic Act, as amended by the Public Health Security and Bioterrorism Preparedness and Response Act and the FDA Food Safety Modernization Act, and its implementing regulations; (B) the Sanitary Food Transportation Act and all other laws applicable to food transportation; (C) the Organic Foods Production Act and its implementing regulations; (D) all other applicable FDA and USDA requirements, including FDA current Good Manufacturing Practice requirements; (E) Mexican General Health Law and its Regulations concerning the sanitary control of products and services, (F) Mexican Official Standards relating product's safety and commercial information, (G) all other COFEPRIS' sanitary requirements, including current Good Manufacturing, Warehousing and Distribution Practices, and (H) any other comparable and applicable state, municipal and foreign laws (the "Food Safety Laws").

(ii) Except as set forth on Schedule 2.2(u)(ii), with respect to products manufactured, processed, packed, held, stored, transported, distributed, labeled, and marketed by each of the American Seller and Mexican Sellers and Related to the Business, no Seller has, during the last four (4) years: (A) been subject to any product recall or market withdrawal; (B) received any FDA Form 483 notice (or similar notice under COFEPRIS) of inspectional observations, notice of adverse findings, notice of violation, warning letter, verification visit, or analogous notices under any similar Law enforced by any Governmental Authority; (C) been subject to any material investigation and/or inspection by any Governmental Authority; or (D) been subject to any penalty, fine, sanction, assessment, audit, seizure, injunction, suspension of activities, request for corrective or remedial action, or other compliance or enforcement-related action or material communication, in each case in writing, from any Governmental Authority.

(v) Undisclosed Liabilities.  None of the American Seller or the Mexican Sellers has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) required by GAAP or Mexican NIFS, as applicable, to be reflected or reserved against on a balance sheet prepared, except for liabilities and obligations that (i) are reflected or reserved against in the Financial Statements, (ii) result from the obligations of such American Seller or Mexican Seller under this Agreement or the other Transaction Documents, (iii) are set forth on Schedule 2.2(v), or (iv) were incurred in the Ordinary Course of Business or incurred in accordance with any Material Contract which did not result from any default, tort, breach of contract or breach of warranty by American Seller or any Mexican Seller arising prior to the Effective Time.

(w) Brokers and Finders.  With the exception of Evercore Group L.L.C. (the "Company Broker"), no person is or will become entitled, by reason of any contract or arrangement entered into or made by or on behalf of Sellers or any of their Affiliates to receive a broker's commission, finder's fee, investment banker's fee or similar payment in connection with the transactions contemplated by this Agreement.

(x) Customs and Foreign Trade Operations.

(i) During the last four (4) years, each American Seller and Mexican Seller has been in compliance with all applicable customs and foreign trade legal provisions and requirements related to the importation, exportation, manufacturing, formulation, transportation, distribution, labeling and marketing of all products in the countries where such American Seller and Mexican Seller has manufactured, imported, exported or sold such products.

(ii) The Mexican Sellers are in compliance in all material respects with any and all customs and foreign trade obligations and provisions applicable for any person importing, manufacturing, warehousing, transporting and or exporting products into Mexico or from Mexico.  In particular, the Mexican Sellers are in compliance and in good standing in all material respects with the Mexican Importers Registry, IMMEX Decree, IMMEX Program, Mexican Foreign Trade General Rules, Mexican Foreign Trade General Rules and Criteria and the Mexican Income Tax Act applicable to maquiladora (IMMEX) companies, and other applicable provisions and regulations specific to maquiladoras.  Any Mexican Seller operating as an IMMEX company is in all material respects compliant and in good standing with its IMMEX Program and income Tax Laws, including without limitation, periodic reports, inventory control system, tariff classification, permits and licenses, sensitive goods authorizations, wastes and disposals, among other obligations applicable to IMMEX companies.  As of the date hereof, the IMMEX Program, and other permits, authorizations, registries and licenses that are required to conduct the operations of the Mexican Sellers Related to the Business are valid, in force and, to the Sellers' knowledge, not threatened with suspension or cancellation.  Except as disclosed in Schedule 2.2(x)(ii), the Mexican Sellers are not in possession of any other material tangible property and assets, in each case, located at the Mexican Premises, except for those owned or leased by the Mexican Sellers which are duly registered in their accounting records.

(iii) For the purposes of this Agreement:

(A) "Mexican Importers Registry" means Padrón General de Importadores authorized by the Tax Administration Service.

(B) "IMMEX Decree" means the Presidential Mexican IMMEX Decree "Decreto para el Fomento de la Industria Manufacturera, Maquiladora y de Servicios de Exportación"

(C) "IMMEX Program" means Programa para la Industria Manufacturera, Maquiladora y de Servicios de Exportacion published by the Ministry of Economy, in effect and valid in Mexico, as may be amended, substituted or replaced from time to time.

(D) "Mexican Foreign Trade General Rules" means Reglas Generales de Comercio Exterior published by the Tax Administration Service.

(E) "Mexican Foreign Trade Rules and Criteria" means Reglas y Criterios de Carácter General en materia de Comercio Exterior issued by the Ministry of Economy.

2.3 Definition of Knowledge.  For the purposes of this Agreement, the term "knowledge", "knowledge of" (and similar phrases) shall mean (a) with respect to Sellers, the knowledge of each of Joseph Ennen, Scott Huckins, Paul Bruns and Jill Barnett, and (b) with respect to Purchasers, the knowledge of John Tentomas and Christos Panagopoulos, in each case, with the assumption that such individuals shall have made due inquiry of the employees of such Seller or Purchaser, as applicable, who report to such individual and who would reasonably be expected to have actual knowledge of the matters presented (and, with respect to Sellers, such due inquiry includes the employees of the Mexican Sellers with the title of "Plant Manager").

ARTICLE III

POST-CLOSING AGREEMENTS

3.1 Access to Records.  For a period of five (5) years from and after the Closing Date, upon reasonable prior notice, each Purchaser shall, and shall cause its Affiliates and representatives to, give to Sellers and their respective representatives such reasonable access, during normal business hours and upon reasonable prior written notice, to books and records (including all such accounting books, Tax records and litigation files) and personnel of the Business as Sellers may reasonably require in connection with the preparation of Tax Returns, the preparation of financial statements, United States Securities and Exchange Commission (and similar foreign exchange) reporting obligations and defense of third party claims arising from the operation of the Business prior to the Closing; provided, however, that (a) such request and/or the fulfillment of such request shall not unreasonably interfere with the business or operations of any Purchaser or any of its Affiliates, and (b) Purchasers and their respective Affiliates and representatives shall not be obligated to provide the aforesaid access, data or information to the extent Purchasers determine in good faith to be necessary to ensure compliance with any applicable Law, to preserve any applicable privilege (including the attorney-client privilege), or to comply with any contractual confidentiality obligation (provided, that, in the case of this clause (b): (x) the Parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to so result in the loss of privilege, violation of Law or breach of contractual confidentiality obligation, and (y) Purchasers shall use commercially reasonable efforts (but shall not be required to compensate any person, commence or participate in litigation, or offer or grant any accommodation (financial or otherwise)) to obtain any consent or waiver necessary from the person to whom any applicable contractual confidentiality obligation is owed); provided, further, that the auditors and accountants of any Purchaser or its Affiliates shall not be obligated to make any work papers available to any person except in accordance with such auditors' and accountants' normal disclosure procedures and then only after such person has signed an agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  If so requested by Purchasers, the applicable Seller or its Affiliate shall enter into a customary joint defense agreement or common interest agreement with Purchasers with respect to any information to be provided to Seller pursuant to this Section 3.1.  During such five (5)-year period, each Purchaser shall retain possession of the books and records described in this Section 3.1.

3.2 U.S. Employee Matters.

(a) Offers of Employment. Not less than twenty (20) days prior to the Employee Lease Termination Date (as defined in the TSA), NTUS shall, or shall cause any of its Affiliates to, make a written offer of employment to all US Employees who are then-employed with the Business (including all US Employees on vacation, leave or other authorized absence) for the same or a similar position as held by each such US Employee immediately prior to the Employee Lease Termination Date, to be effective on the Employee Lease Termination Date.  Such written offers of employment shall be on terms and conditions consistent with Section 3.2(b) (a "Comparable Offer") and shall provide each US Employee at least seven (7) days to review and consider the written offer of employment before such offer must be accepted.  Not less than ten (10) days prior to making such written offers, NTUS shall make the forms of all offer letters and other agreements, if any, to be delivered in connection with such offers available for Parent's review and comment and shall consider and incorporate such comments in good faith.  Each US Employee who accepts an offer of employment with NTUS or one of its Affiliates (whether or not such an offer is a Comparable Offer) and commences employment with NTUS or one of its Affiliates on or after the Employee Lease Termination Date is referred to herein as a "Continuing Employee."

(b) Comparability.

(i) For a period commencing on the Employee Lease Termination Date and ending on the twelve (12)-month anniversary of the Closing Date (the "Continuation Period"), NTUS shall, or shall cause any of its Affiliates to, provide each Continuing Employee, to the extent such Continuing Employee is employed with NTUS or any of its Affiliates, with (A) a base salary or base hourly wage rate, as applicable, (B) short- and long-term incentive compensation opportunities, and (C) employee benefits in the aggregate that, in each of cases (A) through (C), is no less favorable than the same provided by the American Seller and its Affiliates immediately prior to the Employee Lease Termination Date.

(ii) To the extent that service is relevant for any purpose under any employee benefit plan, program, policy, or arrangement established or maintained by NTUS or any of its Affiliates for the benefit of the Continuing Employees (a "Purchaser Plan") on and following the Employee Lease Termination Date, NTUS shall, and shall cause its applicable Affiliates to, credit the Continuing Employees under each Purchaser Plan for service earned on and prior to the Employee Lease Termination Date with the American Seller, any of its Affiliates, or any of their respective predecessors.

(iii) NTUS shall, or shall cause any of its Affiliates to, maintain or establish a group health plan in which the Continuing Employees shall be eligible to participate as of the Employee Lease Termination Date, subject to satisfaction of eligibility provisions and after taking into account service credited under this Agreement.  As of and following the Employee Lease Termination Date, NTUS shall, and shall cause its Affiliates to, waive all waiting periods, actively-at-work or evidence-of-insurability requirements, and limitations relating to preexisting medical conditions under any Purchaser Plans with respect to the Continuing Employees and their eligible dependents who are eligible to participate in such plans. As of and following the Employee Lease Termination Date, NTUS shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under the Purchaser Plans providing health benefits, all deductible and out-of-pocket expenses paid by the Continuing Employees and their eligible dependents under the corresponding Seller Plans in the calendar year in which the Employee Lease Termination Date occurs.

(iv) NTUS shall, and shall cause its Affiliates to, provide each Continuing Employee whose employment is terminated during the Continuation Period under circumstances that would entitle such Continuing Employee to severance pay or benefits under any severance plan, program, policy, or arrangement of the American Seller or any of its Affiliates in effect immediately prior to the Employee Lease Termination Date with severance pay and benefits that are no less favorable than the greater of those provided under (i) such plan, program, policy, or arrangement (as in effect immediately prior to the Employee Lease Termination Date) and (ii) the Purchaser Plan that provides severance pay and benefits to similarly situated employees of NTUS and its Affiliates.

(v) During the Continuation Period, NTUS shall, and shall cause its Affiliates to, continue paid-time off programs for the benefit of Continuing Employees that are at least as favorable as the paid-time off programs made available to the Continuing Employees immediately prior to the Employee Lease Termination Date.

(c) 401(k) Plan. NTUS shall, or shall cause any of its Affiliates to, maintain or establish a defined contribution plan that is intended to be tax-qualified under the Code (the "Purchaser 401(k) Plan") and in which the Continuing Employees shall be eligible to participate as of the Employee Lease Termination Date, subject to satisfaction of eligibility provisions and after taking into account service credited under this Agreement. NTUS shall, or shall cause any of its Affiliates to, cause the Purchaser 401(k) Plan to accept all rollovers elected by Continuing Employees (including rollovers of loan notes) from any tax-qualified plan sponsored or maintained by the American Seller or any of its Affiliates in a direct rollover to the Purchaser 401(k) Plan.

(d) Flexible Spending Arrangements. As of the Employee Lease Termination Date, NTUS shall, or shall cause any of its Affiliates to, maintain or establish a cafeteria plan that includes a healthcare flexible spending account program and a dependent care flexible spending account program (a "Purchaser FSA") for the benefit of each Continuing Employee who, in the portion of the calendar year on or prior to the Employee Lease Termination Date, contributed to the corresponding plan sponsored or maintained by the American Seller or any of its Affiliates that included a healthcare flexible spending account program and a dependent care flexible spending account program (the "Seller FSA").  As of the Employee Lease Termination Date, NTUS or its Affiliate shall cause the balances of each Continuing Employee's accounts under the Purchaser FSA to be equal to the Continuing Employee's balances in the applicable accounts under the Seller FSA. If the aggregate amount withheld from Continuing Employees' compensation under the Seller FSA for the plan year in which the Employee Lease Termination Date occurs (the "FSA Year") exceeds the aggregate amount of reimbursements paid to Continuing Employees prior to the Employee Lease Termination Date under the Seller FSA for the FSA Year, the American Seller or its Affiliate shall transfer (or cause to be transferred) to NTUS, within thirty (30) days after the Employee Lease Termination Date, a cash payment equal to any such excess. If the aggregate amount of reimbursements paid to Continuing Employees under the Seller FSA prior to the Employee Lease Termination Date for the FSA Year exceeds the aggregate amount withheld prior to the Employee Lease Termination Date from the Continuing Employees' compensation under the Seller FSA for the FSA Year, NTUS shall transfer (or cause to be transferred) to the American Seller or its Affiliate, within thirty (30) days after the Employee Lease Termination Date, a cash payment equal to any such excess. NTUS shall, or shall cause its applicable Affiliate to, cause the Purchaser FSA to honor, and continue through the end of the FSA Year, the elections made by Continuing Employees under the Seller FSA with respect to the flexible spending reimbursement accounts that are in effect immediately prior to the Employee Lease Termination Date. As of the Employee Lease Termination Date, NTUS shall assume and be solely responsible for all claims for reimbursement by Continuing Employees, whether incurred prior to, on, or after the Employee Lease Termination Date, that have not been paid in full as of the Employee Lease Termination Date, which claims shall be paid pursuant to and under the terms of the Purchaser FSA.

(e) Bonuses.  Following the Employee Lease Termination Date (as defined in the TSA), Parent shall, or shall cause one of its Affiliates to, pay to the US Employees all unpaid cash severance, bonuses and any other payment under Seller Plans in which the US Employees participate with respect to any performance period (or portion thereof) that has been completed on or prior to, or that has begun but has not yet been completed as of, the Employee Lease Termination Date (the "Bonuses"), subject to the terms and conditions of such Seller Plans. No later than two (2) Business Days before the payroll date of Parent or its Affiliate on which any Bonus will be paid, Parent shall cause an invoice to be submitted to NTUS for the total amount that will be paid by Parent and its Affiliates for Bonuses on such payroll date that is attributable to the Employee Lease Period, including the employer's share of any payroll, withholding or other related Taxes and employer retirement plan contributions associated with such Bonuses (a "Prorated Bonus Amount").  The Prorated Bonus Amount with respect to any such payroll date shall be determined by aggregating, with respect to each Bonus payable on such payroll date: (i) the amount paid with respect to such Bonus (including the employer's share of any payroll, withholding or other related Taxes), multiplied by (ii)(A) the number of days during which the US Employee entitled to such Bonus was employed by Parent or one of its Affiliates during the Employee Lease Period, divided by (B) the total number of days in the applicable performance period during which such US Employee was employed by Parent or one of its Affiliates.  NTUS shall, no later than ten (10) days after NTUS's receipt of such invoice, pay by wire transfer of immediately available funds the applicable Prorated Bonus Amount to the account(s) set forth in the applicable invoice or otherwise designated in writing by Parent or its Affiliate to NTUS.

(f) Severance Liabilities.  NTUS shall be responsible for the amounts of, and shall, in accordance with the procedures set forth in Section 4.1(b)(iii)(B), mutatis mutandis, indemnify and hold harmless the American Seller and its Affiliates from and against, all claims made by any US Employee with respect to any severance payments and benefits owed by the American Seller and its Affiliates (and the employer portion of any payroll Taxes and employer contributions to Seller Plans associated with them) arising from the termination of employment (i) after the Employee Lease Termination Date of any US Employee, (ii) on the Employee Lease Termination Date of any US Employee who does not receive a Comparable Offer, or (iii) on the Employee Lease Termination Date of any US Employee who receives a Comparable Offer, accepts such Comparable Offer, and after acceptance of such Comparable Offer, is terminated by NTUS or any of its Affiliates on the Employee Lease Termination Date.  NTUS shall be responsible for 25% of the amounts of, and shall, in accordance with the procedures set forth in Section 4.1(b)(iii)(B), mutatis mutandis, indemnify and hold harmless the American Seller and its Affiliates from and against 25% of the amounts of Losses in connection with all claims made by any US Employee with respect to, any severance payments and benefits owed by the American Seller and its Affiliates (and the employer portion of any payroll Taxes and employer contributions to Seller Plans associated with them) arising from the termination of employment on or after the Closing Date but prior to the Employee Lease Termination Date of any US Employee. NTUS shall promptly reimburse the American Seller and its Affiliates for any amounts of such severance payments and benefits paid and provided, and any such Liabilities incurred, by the American Seller or any of its Affiliates.

(g) Compliance with WARN Act.  Purchasers agree that they will not cause any of the Employees to suffer an "employment loss" for purposes of the WARN Act if such employment loss would create any liability for the Sellers under the WARN Act.

(h) No Third-Party Rights. The provisions of this Section 3.2 are for the sole benefit of the parties to this Agreement, and nothing herein, expressed or implied, is intended to or shall confer upon or give to any other person any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. Nothing in this Section 3.2 shall constitute or be deemed to constitute the establishment, adoption, or amendment of any Seller Plan, Purchaser Plan, or other employee benefit plan, program, policy, or arrangement.

3.3 Tax Matters.

(a) Transfer Taxes; Registration Expenses.  Sellers, on the one hand, and Purchasers, on the other hand, shall be liable for and pay fifty percent (50%) of: (i) any real property transfer or gains Tax (and not, for the avoidance of doubt, any income tax), sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and (ii) notarial and registration expenses relating to the formalization and execution of the sale of the MX Business Assets.

(b) Tax Apportionment.  Sellers shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Time, and Purchasers shall be allocated and bear all Asset Taxes for any period or portion thereof that begins on or after the Effective Time. For purposes of this Section 3.3(b): (i) Asset Taxes that are based upon or related to gross receipts or imposed on a transactional basis (other than such Asset Taxes described in the succeeding clause (ii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (ii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning on the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For the avoidance of doubt, to the extent any Seller has prepaid or deposited any amounts of any Asset Taxes prior to the Closing, such Seller shall receive credit for such amounts in determining payments of Asset Taxes hereunder.

(c) Asset Tax Returns.  Purchasers shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Governmental Authority of all Asset Taxes that become due or payable on or after the Effective Time; provided that to the extent any such Tax Returns relate to a Pre-Closing Tax Period or a Straddle Period, Sellers shall have the right to review and comment upon such Tax Returns prior to the filing thereof and Purchasers shall incorporate any such reasonable comments that are timely provided and not file such Tax Returns without the consent of the Sellers (not to be unreasonably withheld, conditioned or delayed). Sellers shall be responsible for the preparation and timely filing of any Tax Returns and payment to the applicable Governmental Entities of all Asset Taxes that become due or payable prior to the Effective Time.

(d) Pre-Closing Tax Refunds.  The Sellers shall be entitled to any refund of (or credit against) Taxes with respect to the Business or the Business Assets (including any of the Assumed Liabilities) allocable to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (including, for the avoidance of doubt, the VAT Refund), in each case, together with any interest accrued with respect to such refund.  Upon Sellers' written request, Purchasers shall, and shall cause their respective Affiliates to, at the cost of Sellers, take such steps to secure any such refund or credit, including through the filing of amended Tax Returns, and the amount of any such refund or credit shall be paid to (or at the direction of) Sellers within fifteen (15) Business Days of the receipt of such refund or the filing of the Tax Return in which such credit appears.  "VAT Refund" means the refund for value added Taxes relating to the sale of certain assets from SunOpta Mexico to Sunrise Mexico in 2018.

(e) Post-Closing Actions.  None of the Purchasers or any of their Affiliates shall, without the prior written consent of Sellers: (i) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Business or the Business Assets (including any of the Assumed Liabilities) with respect to any Pre-Closing Tax Period or any pre-Closing portion of any Straddle Period; or (ii) take any other action that could increase any Tax liability or reduce any Tax benefit in respect of any taxable year or period ending on or before the Effective Time.

(f) Tax Contests.  The Purchasers and their Affiliates shall not be entitled to settle any Tax audit, assessment or other Action with respect to the Business or the Business Assets (including any of the Assumed Liabilities) that could adversely affect the liability for Taxes relating to any Pre-Closing Tax Period or any pre-Closing portion of any Straddle Period for which Sellers or any of their Affiliates would be liable without the prior written consent of Sellers (not to be unreasonably withheld, conditioned, or delayed).

3.4 Disclosure of Confidential Information.  Each Seller agrees that for five (5) years following the Closing Date, such Seller shall not, directly or indirectly, disclose any Confidential Information to any person, other than Purchasers, in a manner detrimental to Purchasers or the Business as operated by Purchasers, nor shall such Seller use any Confidential Information for any purpose other than as specifically authorized pursuant to this Agreement.  Nothing in this Agreement, however, shall prohibit such Seller from disclosing Confidential Information to the extent required by Law or legal or regulatory process.  If such Seller is required by Law or legal or regulatory process to disclose any Confidential Information, it shall provide Purchasers, to the extent practicable and permitted by Law, with prompt notice before such disclosure in order that Purchasers may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information.  "Confidential Information" means all confidential or proprietary information regarding the Business, including the assets, suppliers, customers, operating methods (past, present and future), financial information, business plans and the business; provided that Confidential Information does not include information that: (a) is generally available to and known by the public (other than as a result of disclosure directly or indirectly by any such Seller in violation of this Agreement); (b) is after Closing independently developed by such Seller without reference to Confidential Information or (c) primarily relates to Sellers or their respective Affiliates.  Notwithstanding anything in this Agreement to the contrary, the Parties may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the transactions contemplated by this Agreement.

3.5 Further Assurances.  As and when required by any Party, each Party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting party's expense, all such further or other actions, as such other party may reasonably deem necessary or desirable to transfer and convey the Business and the Business Assets (including any of the Assumed Liabilities) to Purchasers, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

3.6 Restrictive Covenants.

(a) Non-Compete.  Subject to the remainder of this Section 3.6, each Selling Party hereby agrees that from and after the Closing Date and continuing for five (5) years from the Closing Date (the "Restricted Period"), it shall not and shall cause its respective controlled Affiliates not to own, operate, control, engage in or invest in the Restricted Business anywhere in North America (it being understood as the territories covered by the United State of America, Canada and Mexico); provided, however, that the passive ownership of less than two percent (2%) of the outstanding equity interests of any publicly traded corporation (so long as such Selling Party does not participate in any business with or decisions related to the business of such publicly traded corporation) shall not be deemed a violation of this Section 3.6(a).  For purposes of this Section 3.6, "Restricted Business" means the Business except as it relates to the processing, packaging and sale of smoothie bowls for retail or foodservice.

(b) No Solicitation.  During the Restricted Period, except with the prior written consent of Purchasers or as expressly contemplated by this Agreement or the other Transaction Documents, no Selling Party shall, and shall cause its Affiliates not to, hire or solicit for employment or engagement any employee of the Business as of the Closing Date or as of the MX Takeover Date.  Nothing contained herein shall preclude the solicitation or hiring of any such person who: (i) responds to a general solicitation of employment not targeted specifically at the Purchasers or their employees; (ii) is referred to any Selling Party or its Affiliates by search firms, employment agencies, or other similar entities; or (iii) has not been employed by the Purchasers for the one hundred eighty (180) days prior to the date of such solicitation or hiring.

(c) Acquisition Exception.  Notwithstanding anything to the contrary in this Section 3.6, each Selling Party or any of its Affiliates may acquire (whether by acquisition of assets, merger or otherwise) an interest in any person, and thereafter operate the business of such person, for whom revenues from any such business represented the lesser of (i) not more than twenty-five percent (25%) of such person's aggregate revenues during such person's last fiscal year, or (ii) not more than $25,000,000 of such person's aggregate revenues during such person's last fiscal year (each, a "Relevant Acquisition").  Notwithstanding the foregoing and anything herein to the contrary, this Section 3.6 shall not apply in connection with, and following, a Seller Change of Control.  "Seller Change of Control" means, in one or more related transactions, (x) the sale of all or substantially all of the assets of any Selling Party or its Affiliate (including Parent); (y) any merger, consolidation or acquisition of any Selling Party or its Affiliate (including Parent) with, by or into another person; or (z) any change in the ownership of more than 50% of the voting capital stock of any Selling Party or its Affiliate (including Parent).

(d) Enforceability; Blue Pencil.  Each Selling Party and Purchaser recognizes that the territorial, time and scope limitations set forth in this Section 3.6 are reasonable and are properly required for the protection of Purchasers' legitimate interest in client relationships, goodwill and trade secrets of the Business.  In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchasers and Selling Parties agree, and each of them submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.  If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

3.7 R&W Insurance Policy.  Purchasers will not, without the consent of each Seller, amend the R&W Insurance Policy in a manner adverse to Sellers, including any section of the R&W Insurance Policy that would expand the R&W Insurer's right to subrogate against Sellers and their Affiliates, officers, directors, employees, shareholder and owners.  For the sake of clarity, the limitations of liability of Sellers set forth herein shall still apply if the R&W Insurance Policy is revoked, cancelled or modified or if any amount is for any reason not recovered under the R&W Insurance Policy.  For purposes of this Agreement, "R&W Insurer" shall mean Euclid Transactional, LLC.

3.8 Insurance.  Purchasers acknowledge that all insurance coverage for the Business under policies of Parent, Sellers, their Affiliates and current and former members and their Affiliates shall be Excluded Assets.  Purchasers shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Business effective from and after the Closing (except for all leases on vehicles included in the MX Business Assets and insurance applicable to such leased vehicles, which shall be maintained by the applicable Mexican Seller, at Purchasers' sole cost and expense, until the MX Takeover Date).

3.9 No Rights to the SunOpta Marks.  Purchasers, each for itself and its Affiliates, acknowledge and agree that, except to the extent expressly provided in this Section 3.9, neither Purchasers nor any of their Affiliates shall have any rights in any of the SunOpta Marks and neither Purchasers nor any of their Affiliates: (a) shall contest the validity, enforceability, registration or ownership of any rights of Sellers or any of their Affiliates in or to any of the SunOpta Marks, (b) for as long as Sellers or any of their Affiliates shall own any rights in the SunOpta Marks, shall not willingly do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill associated with any of the SunOpta Marks and/or (c) adopt or employ any SunOpta Marks (or any variation or derivative thereof) or any mark that is confusingly similar thereto.  Purchasers and their Affiliates agree that any and all goodwill, rights or interests that might be acquired by their use of the SunOpta Marks shall inure to the sole benefit of Sellers and their Affiliates.  If Purchasers and their Affiliates obtain rights or interests in the SunOpta Marks, Purchasers and their Affiliates hereby assign and transfer all rights, title and interests in such SunOpta Marks to Sellers or their Affiliates, as applicable, and shall execute any additional documents or instruments necessary or desirable to transfer those rights or interests to Sellers or their Affiliates.  "SunOpta Marks" means, collectively, the words, stylized words, logos, slogans, designs, word and design combinations, and other signs, trade dress, domain names or URL addresses on Schedule 3.9 and any related or similar trademarks, service marks, trade dress, logos and trade names (whether registered or unregistered) and, for any of the foregoing, any registrations and applications for registration thereof throughout the world and all goodwill associated therewith ("Trademarks"), domain names or URL addresses to the extent the same incorporate any name on Schedule 3.9 (either alone, in combination with any other words, or to the extent of any variation or derivative thereof), together with and all rights (including common-law rights) associated therewith and including, for the avoidance of doubt any Trademarks owned by Parent or any of its Affiliates.  As promptly as practicable (but in no event later than eighteen (18) months) following the Closing Date, Purchasers shall cease the use of any SunOpta Marks in conjunction with the Included Inventory, provided that, following the Closing, Purchasers shall not manufacture, create or produce (or cause to be manufactured, created or produced) any new packaging or labeling for any Included Inventory that contains any SunOpta Marks.

3.10 Certain Deliveries.  Following the Closing: (a) in the event that any of the Purchasers or their respective Affiliates receive any check, instrument of payment or other amount in cash in respect of any of the Excluded Assets (including the Excluded Receivables) or otherwise relating to the ownership or operation of the Business prior to the Effective Time, then such check, instrument or other amount (i) shall be held in trust for the benefit of the applicable Selling Party, (ii) shall be segregated from the other assets, properties or funds of Purchasers and/or their respective Affiliates, and (iii) shall, as applicable, be duly and properly endorsed where necessary, without recourse, in favor of such Selling Party (in accordance with such instructions as the Selling Parties may furnish to Purchasers) and be promptly delivered to such Selling Party in such manner as Selling Parties shall direct; and (b) in the event that any of the Selling Parties or their respective Affiliates receive any check, instrument of payment or other amount in cash in respect of any of the Business Assets or otherwise relating to the ownership or operation of the Business from and after the Effective Time, then such check, instrument or other amount (i) shall be held in trust for the benefit of the applicable Purchaser, (ii) shall be segregated from the other assets, properties or funds of Selling Parties and/or their respective Affiliates, and (iii) shall, as applicable, be duly and properly endorsed where necessary, without recourse, in favor of such Purchaser (in accordance with such instructions as the Purchasers may furnish to Selling Parties) and be promptly delivered to such Purchaser in such manner as Purchasers shall direct.

3.11 Removal of Excluded Assets.  From and after the Closing Date, Sellers shall be permitted to store, at its sole and exclusive risk, the Excluded Assets at facilities of the Purchasers and other real property to be occupied by Purchasers for so long as Purchasers determine that the presence of such Excluded Assets does not give rise to an adverse impact on the operations of the Business by Purchasers or constitutes a hazard, nuisance, threat or otherwise poses a risk to Purchasers, the Business, the Business Assets or the employees of Purchaser (a "Storage Problem").  In the event the storage of the Excluded Assets is determined by Purchaser to be a Storage Problem, Purchasers shall provide Sellers ten (10) days' prior written notice to remove the Excluded Assets.  Such removal shall be done in such manner as to avoid any damage to the facilities and properties occupied by Purchasers and any disruption of the business operations to be conducted by Purchasers after the Closing.  Sellers shall be responsible to Purchasers for payment of replacement for loss and repair of any damage to the Business Assets or to the facilities to the extent resulting from such removal within thirty (30) days of presentment of documents substantiating the cost or repair and replacement.  Should Sellers fail to remove the Excluded Assets within the foregoing ten (10)-day period, Purchasers shall have the right, but not the obligation, to charge Sellers a fee equal to $0.02 per pound per month (and prorated for any partial month) for such Excluded Assets until removed by Sellers.

3.12 Nontransferable Contracts.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any contract, agreement, lease or other instrument that may not be assigned or otherwise transferred to Purchasers in accordance with this Agreement the transfer of which would result in a material breach or violation of, or default under, the terms thereof without obtaining the consent or approval of, or a waiver or other authorization from, any Governmental Authority or other third party (each, a "Nontransferable Contract"), and Sellers shall not be required to assign to Purchasers at the Closing any Nontransferable Contracts (or any rights related thereto) if the assignment or attempted assignment thereof would result in a material breach or violation of, or default under, the terms thereof.  Each of the Parties hereby agrees that, from and after the Closing Date, such Party will take, or cause to be taken, all commercially reasonable actions necessary to obtain as promptly as practicable any required consent, approval or authorization to the assignment or other transfer of any such Nontransferable Contract to the applicable Purchaser.  If and so long as any required consent, approval or authorization to the assignment or other transfer of any such Nontransferable Contract to the applicable Purchaser shall not have been obtained, the Parties shall establish an agency-type relationship or other similar arrangement reasonably satisfactory to the Parties under which (a) the applicable Purchaser is provided with such rights and benefits under such Nontransferable Contracts as will not result in a violation or breach of, or constitute a default under, applicable Law or the terms of such Nontransferable Contracts, including enforcement by the applicable Seller for the account of such Purchaser of any and all rights and benefits of such Seller thereunder, and (b) as between such Purchaser and such Seller, such Purchaser shall assume all obligations and bear all economic burdens of such Seller thereunder, including all liabilities for the failure to perform such obligations, to the extent such obligations relate to and are required to be performed during periods after the Effective Time.  Without limiting the generality of the foregoing, such Purchaser will (x) be responsible, as a subcontractor, sublicensee, sublicensor or service provider to such Seller, for the completion of any work or provision of any goods or services thereunder to be performed or provided after the Effective Time, (y) bear all Taxes (if any) imposed or levied solely with respect thereto or arising therefrom, and (z) be responsible for any breach of warranty for goods or services provided by such Purchaser thereunder or any related repurchase, indemnity or service obligations owed to the counterparty to such Nontransferable Contract arising out of such Purchaser's performance thereof.  Notwithstanding anything to the contrary contained in this Agreement, if, as a condition to the assignment of any such Nontransferable Contract, the counterparty thereto requests a parent guaranty by a parent company of the applicable Purchaser of the obligations that would be assumed by such Purchaser and such parent company refuses to timely provide such guaranty, then the applicable Seller may, after sixty (60) days following the later of the Closing Date and the date upon which such counterparty requests the parent guaranty, terminate such Nontransferable Contract (if and to the extent permitted under the terms thereof, without the payment of any penalty or termination fee except as may be required under such Nontransferable Contract).  No Seller shall be required to exercise any options to extend or renew the term of any Nontransferable Contracts.

3.13 Mexican Tax Receipt.  Upon the determination of the Final Purchase Price in accordance with this Agreement, and in order for the Purchasers, to the fullest extent permitted by applicable Laws, to deduct for Tax purposes each and every payment made to the Sellers pursuant to the terms of this Agreement and to credit or request the refund of IVA applicable to such payments, the Parties agree to make the necessary adjustments to issue, re-issue and/or cancel any necessary Mexican tax receipts in order to fully document, for any applicable legal purposes: (a) the MX Assets Purchase Price, (b) each and every amount to be paid pursuant to the terms of this Agreement by the Purchasers to Sellers, and (c) IVA applicable to each such payment. Each tax receipt issued by Sellers pursuant to this Section 3.13 shall comply with each and every of the requirements established in the applicable Laws of Mexico, so that the Purchasers can, legally and effectively, deduct for tax purposes, each and every of the payments made to the Sellers, and may credit or request a refund of the IVA applicable in such payments.

3.14 Consents from Landlords of Leased Premises in Mexico.  Within a term of sixty (60) days following the Closing Date, SunOpta Mexico shall: (a) use commercially reasonable efforts to obtain, to the extent required by the applicable Real Property Leases, all written landlords consents approving the execution and effectiveness of the MX Lease Assignment and Subleases; and (b) to the extent required by the Real Property Leases, give notice of such assignment.

3.15 Release of Permitted Lien in MX Business Assets; Security Agreement.  SunOpta Mexico shall actively process, solicit and direct Banco del Bajío, S.A. Institución de Banca Múltiple ("Banco del Bajio"), to issue a release and cancellation instruction letter addressed to the Mexican notary public appointed by the Purchasers, within a term no longer than three (3) Business Days after the Indebtedness identified on Schedule 1.6(b)(iii)(A) in favor of Banco del Bajío has been fully paid by or on behalf of SunOpta Mexico and received by Banco del Bajio. Within fifteen (15) days (or such longer time period as agreed to by SunOpta Mexico) after the Closing Date, NTMX shall provide, in form and substance satisfactory to SunOpta Mexico, a second lien mortgage and security agreement over the land, property, equipment and fixtures located at the Mexican Premises.

3.16 Notices to Governmental Authorities.  Promptly following the Closing Date (but no later than as may be required by applicable Laws), the applicable Mexican Seller shall (and the Purchasers shall reasonably cooperate in good faith with such Mexican Seller to):

(a) file or cause to be filed a notice with the Ministry of Economy regarding any changes with respect to the legal form of possession of the Mexican Premises and other Business Assets as a result of the consummation of the transactions contemplated by this Agreement;

(b) file or cause to be filed a notice with the National Water Commission ("CONAGUA") the assignment to NTMX, and the change of ownership of the water concession rights, as a result of the consummation of the transactions contemplated by this Agreement;

(c) file or cause to be filed a notice with the Instituto Mexicano de la Propiedad Industrial the assignment to NTMX of the Trademarks listed on Schedule 1.1(a)(i) under the heading "MX Marks".

(d) execute all documents, actions and notices required by the applicable Governmental Authority for the assignment of utilities regarding the Mexican Premises;

(e) assign the Environmental Impact Authorization from SunOpta Mexico to NTMX;

(f) regarding nontransferable Permits, or those Permits that are transferable but have not yet been transferred on the Closing Date, SunOpta Mexico shall maintain in place such Permits as required to continue its performance under the MSA and cooperate with NTMX on any actions reasonably required in order for NTMX to apply for the Permits required in order to takeover the MX Business Assets on the MX Takeover Date; and

(g) any other notices and filings reasonably agreed by the Parties to be required as a result of the transactions on the Closing Date.

3.17 Sellers' Litigation Obligations; MX Tax Matter.

(a) Sellers' Litigation Obligations. Sellers shall continue the active defense or settlement (at their own expense) of the Actions disclosed on Schedule 2.2(n) and any present or future Actions against Sellers relating to such Actions disclosed on Schedule 2.2(n) to the extent arising from any Business operations, events or activities prior to the Closing Date.  Sellers shall keep informed Purchasers on a quarterly basis (in addition to remaining subject to the indemnity obligations under this Agreement) and shall promptly inform Purchasers (but no later than two (2) Business Days) after Sellers are notified of any material resolutions and events with respect to such Actions.

(b) Known Claim Exposure.

(i) In the event that any of the matters set forth on Schedule 3.17(b) and matters arising from a breach by any Selling Parties of obligations set forth in Section 3.20 and related to the matters set forth on Schedule 3.17(b) (collectively, "Known Claims") have not been previously resolved (pursuant to a written agreement by the parties thereto or a final, non-appealable judgment or decree of any court of competent jurisdiction) on or before the date that is eighty (80) days prior to the maturity date of the STB, Parent shall cause to be prepared and delivered to Purchasers a statement (the "Exposure Statement") setting forth a schedule listing all unresolved Known Claims and Parent's good faith estimate of the potential Liabilities of Parent and its Affiliates relating to each such Known Claims for which Purchasers may be liable (the "Exposure Estimate") together with a summary of the facts, circumstances, claims analysis and other information upon which each such Exposure Estimate by Parent is based.

(ii) Purchasers shall have twenty (20) days following Parent's delivery of the Exposure Statement (the "Review Period") to review the Exposure Statement.  During the Review Period, Parent shall (and shall cause its Affiliates to), promptly provide Purchasers and their respective representatives copies of all reasonably requested documents, books, records, supporting data and access during normal business hours to personnel of Parent and its Affiliates related to the unresolved Known Claims for purposes of Purchasers' review of the Exposure Statement.  If Purchasers have any objections to the Exposure Estimate contained in the Exposure Statement for any Known Claim(s), Purchasers shall deliver to Parent a written statement setting forth their objections to such Exposure Estimate for such Known Claim(s) (an "Exposure Dispute Notice") which shall identify in reasonable detail those items and amounts to which Purchasers object (the "Disputed Exposure Items"), the rationale for such objection(s) and Purchasers' resulting Exposure Estimate, together with a summary of the facts, circumstances, claims analysis and other information upon which each such Exposure Estimate by Purchasers is based.

(iii) If an Exposure Dispute Notice is not delivered to Parent during the Review Period, then the Exposure Estimate contained in the Exposure Statement shall be deemed accepted and agreed to by Purchasers and shall be final, binding and non-appealable by the parties hereto.  If Purchasers deliver an Exposure Dispute Notice to Parent within the Review Period, then Purchasers and Parent shall negotiate in good faith to attempt to resolve the Disputed Exposure Items within ten (10) days after delivery of the Exposure Dispute Notice.  If Purchasers and Parent are unable to resolve any Disputed Exposure Items within such ten (10)-day period, Purchasers and Parent shall mutually engage and submit such Disputed Exposure Items to, and the same shall be finally resolved in accordance with the Agreed Accounting Principles and the other provisions of this Agreement by, the Independent Accountant.  The Independent Accountant shall act as an accounting expert only and not a fact finder it being the agreement of the Parties that the Independent Accountant is charged with determining the quantification of exposure (and not a range of exposure) on each Disputed Exposure Item without consideration of any facts or the legal merits of the claims comprising the Disputed Exposure Item.  Purchasers and Parent shall use their respective commercially reasonable efforts to cause the Independent Accountant to resolve the Disputed Exposure Items as soon as practicable, but in any event within thirty (30) days (or such other period of time as Purchasers and Parent shall agree) after engagement by Purchasers and Parent, and to set forth in a written statement its final determination of the Exposure Statement and the resulting aggregate Exposure Estimate and amounts with respect to the Exposure Statement that were not Disputed Exposure Items. In resolving any Disputed Exposure Item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party.  The decision of the Independent Accountant shall (A) be deemed final and binding upon the Parties and enforceable by a court of competent jurisdiction, absent manifest error or fraud, and (B) constitute an expert determination (and, for the avoidance of doubt, not an arbitral award).  Each Party shall bear its own costs and expenses in connection with the resolution of such Disputed Exposure Items by the Independent Accountant.  The fees and expenses of the Independent Accountant shall be allocated between Purchasers and Parent so that the amount of fees and expenses paid by Parent (with the remainder of such amount being paid by Purchasers) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Parent (as determined by the Independent Accountant) and the denominator of which is the total value in dispute.

(iv) Within five (5) Business Days following the final determination of the aggregate Exposure Estimate pursuant to the terms of Section 3.17(b)(iii) (the "Final Exposure Estimate"), Parent shall cause to be delivered to Purchasers a letter of credit issued by a nationally recognized, United States of America based banking institution and upon terms and conditions both reasonably acceptable to Purchasers and Parent in an amount (the "Assurances Amount") equal to the lesser of the Final Exposure Estimate and $20,000,000; which such letter of credit shall not expire until the earlier of (A) the date on which all Known Claims have been resolved, and (B) the fifth (5th) anniversary of the Closing Date (such earlier date, the "Release Date").  If Parent fails to deliver such letter of credit within such five (5) Business Day period, then Purchasers shall have the right to deposit with a nationally recognized, United States of America based banking institution (as escrow agent) the Assurances Amount until the Release Date, pursuant to the terms of a customary escrow agreement entered into by and among Parent, Purchasers and the escrow agent; provided, however, that the remaining balance of the STB as of the maturity date (minus the Assurances Amount) shall be delivered by Purchasers to Parent or its Affiliates pursuant to the terms of the STB.  Notwithstanding anything in this Section 3.17(b), if Parent or its Affiliates fail to promptly provide Purchasers with such reasonably requested documents or such access to personnel as provided in Section 3.17(b)(ii), then the Assurances Amount shall be deemed to equal the original principal amount of the STB and shall be final, binding and non-appealable by the parties hereto.

(v) Notwithstanding the provisions set forth in this Section 3.17(b), in the event that the Known Claims have not been previously resolved (pursuant to a written agreement by the parties thereto or a final, non-appealable judgment or decree of any court of competent jurisdiction) on or before the maturity date of the STB or the Release Date (whichever is later), and the actual exposure amount of Purchasers, determined when the Known Claims are actually resolved, is greater than the Final Exposure Estimate (the "Final Exposure Estimate Adjustment Amount"), Purchasers shall not be restricted or limited in any way, to seek remedies pursuant to and subject to the terms of this Agreement, to recover any Losses arising from such Final Exposure Estimate Adjustment Amount from Parent.

3.18 Other Post-Closing Obligations.

(a) SunOpta Mexico further agrees that, following the Closing Date, it shall use commercially reasonable efforts to continue the following administrative procedures, at its own cost and expense, shall deliver the applicable original documents to NTMX promptly (but no later than two (2) Business Days) after received in connection with such procedures, and shall inform NTMX on a quarterly basis of the status of such procedures and of any material resolutions and events:

(i) Procedure with the municipal authorities of Jacona, Michoacan to obtain the applicable reclassification of the Owned Premises to urban, and to issue the applicable occupancy permit and alignment and official certificate with respect to the Mexican Owned Premises and their constructed area of 27,086 square meters as of the Effective Time.

(ii) Ongoing procedure with the Procuraduría de Protección al Ambiente Gobierno del Estado de Michoacán ("PROAM") regarding the Environmental Impact Study application. For the avoidance of doubt, SunOpta Mexico shall bear all costs and shall indemnify NTMX for any costs and Losses associated with the remedial actions imposed by PROAM and any resolutions issued regarding such proceeding, in each case, to the extent relating to the operation of the Business Assets or the Business prior to the Closing.

(iii) Ongoing procedure with CONAGUA for the approval of the transfer of water rights under in its water concession title No. National Water Commission (CONAGUA) No. MCH155449 and issuance of new water title certificate water increase and assignment procedure. This procedure shall be continued with the filing of the assignment of such water concession rights from SunOpta Mexico to NTMX.

(b) American Seller covenants that by no later than December 31, 2023: (i) the floor of the American Premises (the "Flooring") will be repaired and/or replaced in compliance with applicable Law, including the rules and regulations of the FDA ("FDA Requirements"), so as to operate the Business in compliance with such FDA Requirements, and (ii) the trench drains of the American Premises ("Drains") will be replaced with sanitary drains in compliance with all FDA Requirements, so as to operate the Business in compliance with such FDA Requirements.  The Parties acknowledge and agree that the repairs required to satisfy the Flooring Requirements and the Drain Requirements are designed to be a sustainable solution with respect to such Flooring and Drains.  On each of November 1, 2023 and December 1, 2023, the Parties shall assess the status of repairs to the Flooring and the Drains (the "Status Assessments").  In the event that (x) following the Status Assessment conducted on December 1, 2023, the Parties, acting reasonably, determine that the American Seller will not be able to complete the required work to the Flooring and/or the Drains, as applicable, on or before December 31, 2023, or (y) the work to the Flooring and/or the Drains, as applicable, is pursued by or on behalf of the American Seller through December 31, 2023 and the Flooring and/or the Drains are determined by an independent third party engineer mutually acceptable to the Parties (the expenses of such third party engineer to be borne equally by Sellers, on the one hand, and Purchasers, on the other hand), on or after December 31, 2023 and before December 31, 2024 not to have been fully and completely repaired and/or replaced by or on behalf of American Seller in compliance with FDA Requirements and this Section 3.18(b), then in each case of the foregoing clause (x) or (y), the Purchasers shall have the right to have the Flooring and/or the Drains, as applicable, brought into compliance with Flooring Requirements or Drain Requirements, as applicable, and the reasonable third-party cost of such will be payable by Selling Parties, jointly and severally, in cash within ten (10) days of Selling Parties' receipt of written demand from Purchasers which includes written evidence and other reasonably requested supporting documentation of the reasonable costs and expenses incurred by Purchasers; provided, however, that Purchasers shall not be entitled to any such costs in the event American Seller's breach of this Section 3.18(b) was the direct result of the bad faith or willful misconduct of Purchasers or their Affiliates.  In the event the Selling Parties fail to timely pay to Purchasers any amounts pursuant to this Section 3.18(b), Purchasers shall, in addition to its other rights at law, in equity, and as set forth in this Agreement, have the right to offset such amounts against NTUS's obligation under Section 3.21 to pay the Short-Term Inventory Payable.

3.19 Payment of Retention Bonuses to MX Employees.  Parent shall fund to SunOpta Mexico the amounts necessary for the payment of retention bonuses to MX Employees due and payable in January 2024 (and any other retention bonuses that may be or have been offered by Sellers to the MX Employees, whether disclosed or not) and the Selling Parties shall indemnify NTMX for any liabilities associated with them (including Tax Liabilities) pursuant to Section 4.1(b)(i)(C). The costs associated with the payment of such retention bonuses shall not be included as costs transferrable by SunOpta Mexico to NTUS under the MSA, and SunOpta Mexico shall duly document the respective payment as extraordinary bonuses (to not be deemed as ordinary employee benefits under Mexican Laws) and provide copies to NTMX as soon as reasonably practicable.

3.20 Certain Post-Closing Actions.  Selling Parties, jointly and severally, agree that they will not delay payments ordered by final and unappealable court resolutions or perform any fraudulent conveyance in detriment of current creditors of any Seller or carry out any action that could affect the legality, validity, or enforceability of this Agreement or the transactions contemplated herein. Sellers further acknowledge and agree that this covenant is a material inducement (motivo determinante de la voluntad) for Purchasers to enter into this Agreement and execute the transactions contemplated herein.

3.21 Short-Term Inventory Payable.  The Short-Term Inventory Payable shall be paid by NTUS to American Seller, by wire transfer of immediately available funds to the account(s) designated by the American Seller to NTUS, as follows: (i) the sum of $2,100,000, thirty (30) days following the Closing Date (the "Initial STIP Payment"), and (ii) a sum of $2,100,000, every thirty (30) days following the Initial STIP Payment (each, an "Additional STIP Payment"), until a total of four (4) Additional STIP Payments have been made, for a total aggregate amount (including the Initial STIP Payment), equal to $10,500,000.  In the event NTUS fails to timely pay to the American Seller any amounts pursuant to this Section 3.21, the American Seller shall, in addition to its other rights at law, in equity, and as set forth in this Agreement, have the right to offset such amounts against the American Seller's or its Affiliate's obligation under Section 1.05(d) of the TSA to remit to Purchasers the accounts receivable in connection with any customer orders.

ARTICLE IV

MISCELLANEOUS

4.1 Survival of Representations and Warranties and Covenants; Indemnification.

(a) Survival of Representations and Warranties; Covenants.

(i) Except for the Fundamental Representations, which shall survive for six (6) years following the Closing, and any representations and warranties relating to Taxes and any Tax liabilities, which shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days, the representations and warranties set forth in this Agreement shall survive for three (3) years following the Closing.  The "Fundamental Representations" means the representations and warranties contained in Section 2.1(a) (Corporate Organization), Section 2.1(e) (Brokers and Finders), Section 2.2(a) (Organization; Authority), Section 2.2(b) (Power to Perform), 2.2(e) (Solvency), 2.2(g)(i) (Assets; Title), the second sentence of Section 2.2(q)(i) and the third sentence of Section 2.2(q)(ii) (Real Estate; Ownership) and Section 2.2(w) (Brokers and Finders).

(ii) Notwithstanding any applicable statutes of limitations to the contrary, the respective agreements and covenants of the parties contained in this Agreement will survive the Closing, in accordance with their terms or, if no end date is provided, until fully performed in accordance with their respective terms.  For the avoidance of doubt, nothing contained in this Section 4.1(a) shall limit any claim for which a Claim Notice was delivered in accordance with the terms of Section 4.1(b)(iii) prior to the expiration of the applicable survival period, and nothing in this Section 4.1(a) shall limit Purchasers' ability to bring a Claim under Section 4.1(b)(iii) for matters listed on Schedule 3.17(b).

(b) Indemnification.

(i) Indemnification by Selling Parties.  Selling Parties shall jointly and severally indemnify, defend, reimburse and hold Purchasers and their respective officers, directors, members, Affiliates, representatives and other agents, and their respective successors or assigns ("Purchaser Indemnified Persons") harmless from and against, and will reimburse Purchaser Indemnified Persons for, any and all claims, demands, governmental orders, Liens, controversies, audits, suits, bonds, dues, assessments, penalties, Taxes, fees, charges, costs (including the costs of investigation, defense and enforcement of this Agreement), debts, losses, damages, fines, expenses, Liabilities, obligations, actions or causes of action of every nature and character, whether fixed, accrued or contingent, liquidated or unliquidated, matured or unmatured, arising from contract, tort, statute, regulation or otherwise, penalties, charges, assessments, judgments, settlements, or other monetary obligations (in each case, whether or not realized and, except as set forth in Section 4.1(b)(iii)(B), including reasonable and documented attorneys', experts' and paralegal fees, expenses and court costs at the administrative, trial and appellate levels and including such reasonable and documented out-of-pocket fees, expenses and costs incurred in the establishment of its right of indemnity hereunder) ("Losses") accrued, incurred, suffered or paid, directly or indirectly, by Purchasers, and whether such Losses are to third parties, as a result of or arising by reason of, connected to or resulting from, directly or indirectly, without duplication:

(A) any misrepresentations or breach of or inaccuracy in any of representations or warranties of Sellers contained in this Agreement,

(B)  any breach by any Seller of any covenant or agreement contained in this Agreement,

(C) Excluded Liabilities;

(D) the matters described on Schedule 4.1(b)(i)(D); and

(E) Fraud by any Seller.

including, in each case of Sections 4.1(b)(i)(A) through 4.1(b)(i)(E), such Losses, accrued, sustained, arising or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period set forth in Section 4.1(a) in accordance with the terms of this Agreement.

(ii) Indemnification by Purchasers.  Purchasers shall jointly and severally indemnify, defend, reimburse and hold the Selling Parties and their respective officers, directors, members, Affiliates, representatives and other agents, and their respective successors or assigns ("Seller Indemnified Persons") harmless from and against, and will reimburse such Seller Indemnified Persons for, any and all Losses accrued, incurred, suffered or paid, directly or indirectly, by the Selling Parties, and whether such Losses are to third parties, as a result of or arising by reason of, connected to or resulting from, directly or indirectly, without duplication:

(A) any misrepresentation or breach of or inaccuracy in any of the representations or warranties of Purchasers contained in this Agreement,

(B) any breach by any Purchaser of any covenant or agreement of Purchaser contained in this Agreement,

(C) Assumed Liabilities, and

(D) Fraud by any Purchaser,

including, in each case of Sections 4.1(b)(ii)(A) through 4.1(b)(ii)(D), such Losses, accrued, sustained, arising or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period set forth in Section 4.1(a) in accordance with the terms of this Agreement.

(iii) Claims Process.  Any claim for indemnification pursuant to this Agreement shall be brought and resolved exclusively as follows (provided, that nothing herein shall limit Purchaser's ability to bring claims under the R&W Insurance Policy):

(A) Direct Claims.  If any person entitled to indemnification or reimbursement pursuant to this Section 4.1 (an "Indemnified Person") has or claims in good faith to have incurred or suffered Losses for which it is entitled to indemnification under this Section 4.1, then such Indemnified Person shall promptly (but in no event later than ten (10) Business Days following notice thereof) deliver a claim notice (a "Claim Notice") to the party obligated to indemnify such Indemnified Person (such notified party, the "Indemnifying Person"); provided, that the failure to so notify shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person is prejudiced thereby.  Each Claim Notice shall contain details reasonably sufficient to disclose the nature and scope of such Action (including, if reasonably practical, a good faith estimate of the amount of claimed Losses and copies of all relevant pleadings, documents and other similar information) and shall reasonably identify the basis (to the extent known to the Indemnified Person) under which indemnification or reimbursement is sought pursuant to Section 4.1(b).  After delivering any Claim Notice pursuant to this Agreement, the amount of indemnification to which such Indemnified Person shall be entitled under this Section 4.1 shall be determined by (1) the written agreement between the Indemnified Person and the Indemnifying Person, (2) a final, non-appealable judgment or decree of any court of competent jurisdiction, or (3) any other means to which the Indemnified Person and the Indemnifying Person shall agree.

(B) Third-Party Claims.

(1) If an Action by a third party (a "Third-Party Claim"), is made against any Indemnified Person, and if such Indemnified Person intends to seek indemnity or reimbursement with respect thereto under this Section 4.1, such Indemnified Person shall promptly (but in no event later than ten (10) Business Days following notice thereof) provide a Claim Notice to the Indemnifying Person thereof, in accordance with the terms of Section 4.1(b)(iii)(A); provided, that the failure to so notify shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person or its right to conduct defense of such claim is prejudiced thereby.  The Indemnifying Person shall have ten (10) days (or sooner, if the nature of the Third-Party Claim so requires) after receipt of such notice to assume the conduct and control of the Third-Party Claim, through the Indemnifying Person's own counsel and at the expense of the Indemnifying Person so long as (I) the Indemnifying Person gives written notice to the Indemnified Person within such ten (10)-day period that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Losses (subject to the terms and conditions of this Agreement, including the limitations set forth in Sections 4.1(b)(iv) and 4.1(b)(xi)) the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (II) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (III) the Third-Party Claim does not primarily seek an injunction or other equitable relief against the Indemnified Person, (IV) the settlement of, or an adverse judgment with respect to, such Third-Party Claim is not in the good faith judgment of the Indemnified Person, likely to negatively impact the Indemnified Person's or the business, relationships with customers, vendors, or other third Persons or future business prospects of the Indemnified Person, (V) the Indemnified Person has not been advised by counsel that an actual conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the Third-Party Claim, (VI) the Third-Party Claim does not relate to or otherwise arise in connection with violations of criminal Law or any criminal or regulatory enforcement action, (VII) the Indemnifying Person conducts the defense of the Third-Party Claim actively and diligently, and (VIII) (i) (x) the assumption of the defense by the Indemnifying Person is not reasonably likely to cause a Purchaser Indemnified Person to lose coverage under the R&W Insurance Policy or (y) a Purchaser Indemnified Person or the insurer is not required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy, or (ii) the insurer of the R&W Insurance Policy and Purchasers have not confirmed in writing that the applicable Losses will be fully covered other than by the Selling Parties.  The Indemnified Person may participate in the defense of any such Third-Party Claim the defense of which has been assumed by the Indemnifying Person through counsel chosen by such Indemnified Person, provided, that the fees and expenses of such counsel shall be borne by such Indemnified Person and excluded from the calculation of Losses.  If the Indemnifying Person does not notify the Indemnified Person that it elects to undertake the defense thereof within ten (10) days after the Indemnified Person has delivered notice of the Third-Party Claim, or if the Indemnifying Person later fails to conduct the defense in an active and diligent manner or withdraws from such defense, the Indemnified Person shall have the right to defend, contest, settle or compromise the claim in any manner it may deem appropriate (and the Indemnified Person need not obtain consent from, the Indemnifying Person in connection therewith) and shall not thereby waive any right to indemnity or reimbursement therefor pursuant to this Agreement, provided that the Indemnified Person shall keep the Indemnifying Person apprised of all material developments, including settlement offers, with respect to such Third-Party Claim, and with respect to Third-Party Claims for Taxes for which the Indemnifying Person is paying such Losses, the Indemnifying Person's consent to any settlement shall be required, with such consent not to be unreasonably withheld, conditioned or delayed.

(2) In the event that the Indemnifying Person conducts the defense of the Third-Party Claim pursuant to this Section 4.1(b)(iii)(B), such Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless such judgment, compromise or settlement (I) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (II) results in the full and general release of the Indemnified Person from all Losses arising or relating to, or in connection with, the Third-Party Claim and (III) involves no finding or admission of any wrongdoing, violation of Law or the rights of any person and has no effect on any other claims that may be made against the Indemnified Person; provided, however, that the terms of this Section 4.1(b)(iii)(B)(2) shall not apply to any Third-Party Claim alleging Losses under Section 4.1(b)(i)(C) or Section 4.1(b)(i)(D) where Purchasers are not named parties to such Third-Party Claim.

(3) In the event that the Indemnified Person conducts the defense of the Third-Party Claim pursuant to this Section 4.1(b)(iii)(B), the Indemnifying Person will (I) advance the Indemnified Person promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys' fees and expenses) except where the Indemnifying Person has notified the Indemnified Person of a good faith dispute related to such Third-Party Claim being the subject to indemnity pursuant to this Section 4.1(b)(iii)(B), and (II) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Section 4.1, and subject to the limitations contained in this Section 4.1. Notwithstanding anything to the contrary in this Section 4.1(b)(iii)(B), the control of the defense of any Third-Party Claim for which the Purchaser Indemnified Persons may seek recovery under the R&W Insurance Policy shall be subject to the provisions thereof, and further notwithstanding anything to the contrary, if the Third-Party Claim includes one or more allegations which if resolved in favor of the person making the claim would constitute a misrepresentation or breach of any representation or warranty made by any Party in this Agreement that is not a Fundamental Representation, then the Indemnified Persons shall: (x) have the right to defend, contest, settle or compromise the claim in any manner such Indemnified Person may deem appropriate (and such Indemnified Person need not consult with, or obtain consent from, the Indemnifying Person in connection therewith) where the settlement or compromise of such claim provides for the payment of money as sole relief for the claimant, results in the full and general release of the Indemnifying Person from all Losses arising or relating to, or in connection with, such claim and involves no finding or admission of any wrongdoing, violation of Law or the rights of any person, and (y) not thereby waive any right to indemnity or reimbursement therefor pursuant to this Agreement, subject to the limitations set forth herein.

(4) The Indemnifying Person and the Indemnified Person shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity or reimbursement may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(C) Notwithstanding anything to the contrary in this Agreement: (1) in the event of a conflict or inconsistency between the provisions of this Section 4.1(b)(iii) and Section 3.3(f), the provisions of Section 3.3(f) shall govern; and (2) in the event any Action by a third party is made against any Indemnified Person with respect to any claim under Section 4.1(b)(i)(C) or 4.1(b)(ii)(C), as applicable, the Indemnifying Person shall assume the defense of such claim and shall take such actions as are reasonably necessary to actively pursue such defense in a manner reasonably intended to mitigate and minimize any Losses related thereto, and such Indemnifying Person shall not require the prior approval of any Indemnified Person to consent to the entry of any judgment or enter into any settlement or payment with respect to such claim (where the judgment, settlement or compromise of such claim provides for the payment of money as sole relief for the claimant, results in the full and general release of the Indemnified Person (to the extent named as a party in such Action) from all Losses arising or relating to, or in connection with, such claim and involves no finding or admission of any wrongdoing, violation of Law or the rights of any Indemnified Person (to the extent named as a party in such Action), and not thereby waive any right to indemnity or reimbursement therefor pursuant to this Agreement, subject to the limitations set forth herein).

(iv) Indemnification Limitations.

(A) There shall be no recovery for any Losses by the Indemnified Person pursuant to this Section 4.1(b) to the extent such Losses have been included or otherwise reflected in the determination of the Final Purchase Price pursuant to Section 1.4.

(B) No Indemnified Person shall be entitled to recover under this Section 4.1(b) with respect to, and the term "Losses" shall not include, exemplary and/or punitive damages, except and to the extent such Losses are in respect to damages actually paid to a third party.

(C) Except in the case of Fraud, the aggregate amount of all Losses for which the Selling Parties shall collectively be liable pursuant to this Section 4.1(b) shall not exceed the Final Purchase Price.  "Fraud" means actual and intentional common law fraud, as construed under the laws of the State of Delaware.

(D) The aggregate amount of Losses for which an Indemnifying Person is required to pay to, for, or on behalf of, any Purchaser Indemnified Person pursuant to this Section 4.1 with respect to an indemnity claim under Section 4.1(b) shall be reduced by any insurance proceeds or any indemnity, contribution or other payments, recoveries or offsets of a like nature actually received by any Purchaser Indemnified Person with respect thereto, in each case, net of any reasonable and documented out-of-pocket costs and expenses directly related to the recovery thereof, including any premium increases, deductible amounts, reasonable attorneys' fees and other reasonable expenses incurred in connection with such recovery.  Notwithstanding anything in the foregoing to the contrary, the Purchaser Indemnified Persons shall use commercially reasonable efforts to (1) secure payment from insurance policies that provide coverage with respect to any alleged Losses hereunder, including the R&W Insurance Policy, and (2) secure reimbursement, indemnity or other payment from any third party obligated by contract or otherwise to reimburse, indemnify or pay such Purchaser Indemnified Person with respect to such Losses; provided, however, nothing in this Section 4.1(b)(iv)(D) shall be deemed to require any Purchaser Indemnified Person to maintain any type or amount of insurance coverage (other than the R&W Insurance Policy in accordance with the terms of this Agreement).  If any Purchaser Indemnified Person receives or is entitled to receive any such proceeds, payments, recoveries, or offsets relating to a claim the Losses for which the Selling Parties are obligated to indemnify such Purchaser Indemnified Person pursuant to this Section 4.1 such that, in each case, such Purchaser Indemnified Person has actually received or is entitled to receive an amount in connection therewith in excess of its related Losses (such excess recovery, an "Excess Recovery"), such Purchaser Indemnified Persons shall promptly reimburse the Selling Parties who provided indemnity for such Losses in an amount equal to the Excess Recovery net of any reasonable and documented out-of-pocket costs and expenses directly related to the recovery thereof, including any premium increases, deductible amounts, reasonable attorneys' fees and other reasonable expenses incurred in connection with such recovery, by wire transfer of immediately available U.S. funds to the account(s) designated in writing by the Selling Parties.

(E) Notwithstanding any other provision contained in this Agreement, but subject to the other limitations set forth in this Section 4.1(b)(iv), the Selling Parties shall have no obligation to defend or indemnify any Purchaser Indemnified Person pursuant to this Section 4.1(b) for Losses arising out of or relating to any Environmental Claims in the event that any Purchaser Indemnified Person becomes subject to or incurs such Losses in connection with a Phase II Environmental Site Assessment (or similar evaluation) or the excavation of soil at any of the Owned Premises or Leased Premises by any Purchaser or any of its Affiliates, unless: (1) such activity is required by Environmental Laws (provided, however, that at least thirty (30) days prior to the commencement of such activity (or such shorter period if a deadline under Environmental Law or a bona fide emergency precludes thirty (30) days' prior notice), Purchasers shall have notified Parent of the requirement of Environmental Law necessitating such activity); or (2) no Purchaser Indemnified Person has taken any action that has led to or resulted in an Action by any Governmental Authority requiring such activity.  The obligation of the Selling Parties to indemnify the Purchaser Indemnified Persons as provided in this Section 4.1(b)(iv)(D) shall survive for twelve (12) months following the Closing. Notwithstanding anything to the contrary contained herein, with respect to claims for indemnification that may be made pursuant to Section 4.1(b)(i)(A) for a breach of representations or warranties other than Fundamental Representations where such breach is discovered after the expiration of three (3) years following the Closing (and, for a breach of any Fundamental Representations where such breach is discovered after the expiration of six (6) years following the Closing), the sole and exclusive remedy of the Purchaser Indemnified Persons shall be the R&W Insurance Policy (except in the case of Fraud).

(v) Knowledge and Investigation. The right of any Indemnified Person to indemnification pursuant to this Section 4.1(b) will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy of any representation or warranty, performance of or compliance with any covenant or agreement referred to herein.  The investigations and inquiries made by or on behalf of Purchasers and the information, materials and documents supplied to Purchasers or their representatives in connection with the transactions contemplated by this Agreement were intended to provide Purchasers with the comfort necessary to enter into this Agreement but shall not, and were not intended, to limit or affect the representations and warranties of Sellers or relieve Sellers from any of their respective obligations and liabilities in respect thereof.  Notwithstanding the preceding and excepting the matters described on Schedule 4.1(b)(i)(D), Purchasers do not have actual knowledge, of any matters currently existing that could give rise to any potential claim that can be made pursuant to Section 4.1(b)(i)(A) immediately after Closing.

(vi) Satisfaction of Indemnity Claims.  The Parties acknowledge and agree that the obligations pursuant to Section 4.1(b) are joint and several obligations of the Selling Parties, on the one hand, and Purchasers, on the other hand.

(vii) Materiality.  Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach of a representation, warranty, covenant or agreement and the amount of any Losses with respect to any representation, warranty, covenant or agreement that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and schedules and exhibits hereto shall be read without regard and without giving effect to any "Materiality Qualifier" contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation and warranty), and the amount of the Losses shall be the entire Losses arising by reason of the breach of such representation, warranty, covenant or agreement or schedule or exhibit hereto and not merely the amount of such Losses in excess of the minimum amount that would result in such representation, warranty, covenant or agreement being breached.  "Materiality Qualifier" means any reference or qualification to a set of facts using the term "material," "in all material respects," "material adverse effect" or any similar phrase.

(viii) Adjustment of the Aggregate Purchase Price.  The Selling Parties and Purchasers agree to report each indemnification payment made in respect of any Losses as an adjustment to the Aggregate Purchase Price for Tax purposes to the extent permitted by applicable Law and shall file all Tax Returns in a manner consistent with the foregoing.

(ix) Cooperation.  The Selling Parties shall use commercially reasonable efforts to assist and cooperate with Purchasers in connection with any claim by Purchasers under, or recovery by Purchasers with respect to, the R&W Insurance Policy.  None of the provisions of Section 4.1 shall in any way limit claims under the R&W Insurance Policy, except as and to the extent expressly set forth in the R&W Insurance Policy.  Except as expressly set forth in this Section 4.1, the Selling Parties acknowledge and agree that (A) the denial of any claim by any Purchaser Indemnified Person under the R&W Insurance Policy shall not be construed as, or used as evidence that, such Purchaser Indemnified Person is not entitled to indemnification under this Section 4.1(b), and (B) nothing in this Section 4.1(b) shall limit any of Purchasers' rights under the R&W Insurance Policy or any person's right to seek and obtain equitable relief to which any person shall be entitled pursuant to the terms hereof, and (C) Purchasers are entering into the R&W Insurance Policy and that, in connection therewith (and subject to the other terms of this Section 4.1(b)), the Purchaser Indemnified Persons may make claims for the same Losses or series of related Losses under both this Section 4.1(b) and the R&W Insurance Policy.

(x) Exclusive Remedies.

(A) The parties hereto acknowledge and agree (on behalf of themselves on the Purchaser Indemnified Persons or Seller Indemnified Persons, as applicable) that, except (1) as set forth in Section 1.4, (2) for equitable remedies including specific performance pursuant to Section 4.16, or (3) in the case of Fraud, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, obligation set forth herein and/or any claim of any nature arising from or related to this Agreement and regardless of the legal theory under which the claim, Losses or liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, by a party hereto shall be pursuant to the indemnification provisions set forth in this Section 4.1.

(B) In furtherance of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed by the parties hereto that no current or future direct or indirect equity holder, controlling person, manager, director, officer, employee, consultant, agent, representative or Affiliate (together with any of their respective successors or assigns, collectively, the "Related Persons") of any party hereto shall have (1) any personal liability to any Indemnified Person as a result of any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise arising out of or in connection with the transactions contemplated hereby, or (2) any personal obligation to indemnify any Indemnified Person for any claims pursuant to this Section 4.1 (or, in the case of any Related Person of the Selling Parties, relating to the prior ownership and operation of the Business), including any and all Liabilities or claims of any nature, and each Purchaser (for itself and all other Purchaser Indemnified Persons) and the Selling Parties (for themselves and all other Seller Indemnified Persons) hereby waive and release, and shall have no recourse against, any of the Related Persons of the other parties hereto to the fullest extent permitted under applicable Law as a result of any of the matters described in the foregoing clauses (1) or (2).

(xi) Order of Payments.  From and after the Closing, any obligations with respect to any indemnification claim made pursuant to Section 4.1(b)(i) shall be satisfied as follows, subject to the other terms and conditions set forth in this Section 4.1 (including the limitations set forth in Section 4.1(b)(iv)):

(A) With respect to any indemnification claim under Section 4.1(b)(i)(A) in respect of breaches of:

(1) Fundamental Representations of Sellers, the Purchaser Indemnified Persons shall only be entitled to recover for Losses in the following manner: (I) first, directly from the R&W Insurance Policy (to the extent the matter giving rise to such claim for Losses is covered by the R&W Insurance Policy); and (II) second, directly from the Selling Parties in cash.

(2) representations and warranties of Sellers other than Fundamental Representations, the Purchaser Indemnified Persons shall only be entitled to recover for Losses in the following manner: (I) first, directly from the Selling Parties, in cash, not to exceed an amount equal to fifty percent (50%) of the retention under the R&W Insurance Policy (the "Deductible"), for the first Losses, in the aggregate, actually incurred with respect to all claims under this Section 4.1(b); (II) second, directly from the R&W Insurance Policy (to the extent the matter giving rise to such claim for Losses is covered by the R&W Insurance Policy); and (III) third, by setoff against the principal amount under first the STB MX and second, if applicable, the STB US, in an amount not to exceed $15,000,000 in the aggregate.  The Parties acknowledge and agree that the Deductible is an accumulating, aggregate amount for all claims under Section 4.1(b)(i)(A) in respect of breaches of representations and warranties of Sellers other than Fundamental Representations and for all claims under Section 4.1(b)(i)(D).

(B) With respect to any indemnification claim under Section 4.1(b)(i)(B), the Purchaser Indemnified Persons shall only be entitled to recover for Losses in the following manner: (I) first, directly from the Selling Parties in cash; and (II) second, by setoff against the principal amount under first the STB MX and second, if applicable, the STB US.

(C) With respect to any indemnification claim under Section 4.1(b)(i)(C), the Purchaser Indemnified Persons shall only be entitled to recover for Losses in the following manner: (I) first, directly from the Selling Parties in cash; and (II) second, by setoff against the principal amount under first the STB MX and second, if applicable, the STB US.

(D) With respect to any indemnification claim under Section 4.1(b)(i)(D), (I) first, directly from the Selling Parties in cash, not to exceed the Deductible, for the first Losses, in the aggregate, actually incurred with respect to all claims under this Section 4.1(b); and (II) second, by setoff against the principal amount under first the STB MX and second, if applicable, the STB US, in an amount not to exceed $15,000,000 in the aggregate.

(E) With respect to any indemnification claim under Section 4.1(b)(i)(E), (I) first, directly from the Selling Parties in cash; and (II) second, by setoff against the principal amount under first the STB MX and second, if applicable, the STB US.

(F) Notwithstanding anything to the contrary contained in Section 4.1(b)(xi)(A) or 4.1(b)(xi)(B), upon the final determination of any indemnification claim for which a Claim Notice was delivered in accordance with the terms of Section 4.1(b)(iii) and for which the Selling Parties are obligated pursuant to this Section 4.1(b)(xi) to pay all or a portion of such claim in cash (an "Established Claim"), the Selling Parties shall pay such Established Claim in cash, by wire transfer of immediately available funds to the account(s) designated by Purchasers, on or before the tenth (10th) day following the final determination of such Established Claim (the "Primary Due Date").  In the event that the Selling Parties fail to pay any such Established Claim: (1) on or prior to the Primary Due Date, then all interest shall cease to accrue on the principal amount under the STB until such time that the amount of such Established Claim is paid to the Purchaser Indemnified Persons (at which time interest (without arrears) on the remaining balance of the STB (if any) shall resume at the applicable rate set forth therein); and (2) on or before the thirtieth (30th) day following the final determination of such Established Claim (the "Secondary Due Date"), then all interest solely on that portion of the principal amount under first the STB MX and second, if applicable, the STB US, equal to the amount of such Established Claim which has accrued thereon between the Closing Date and the Secondary Due Date shall be forfeited.  The Parties acknowledge and agree that the Purchaser Indemnified Persons will have no other adequate remedy insofar as the impact on such Purchaser Indemnified Persons due to breach by the Selling Parties of their payment obligation pursuant to this Section 4.1(b)(xi) and that the preceding agreed upon remedy is not a penalty, but rather a reasonable measure of damages based upon the Parties' business experience and the nature of losses that can result from a loss of cash availability. For the avoidance of doubt: (i) nothing in this Section 4.1 shall prohibit Purchasers from filing a legal action against the Selling Parties in the event that the Selling Parties fail to make payment of the full applicable amounts in cash pursuant to Sections 4.1(b)(xi)(A)(1)(II), 4.1(b)(xi)(A)(2)(I), 4.1(b)(xi)(B)(I), 4.1(b)(xi)(C)(I), 4.1(b)(xi)(D)(I), 4.1(b)(xi)(E)(I) and 4.1(b)(iii)(B)(3)(I), and in accordance with the other terms, provisions and limitations set forth in this Section 4.1, and (ii) any cash payment amount actually received by Purchasers from Selling Parties pursuant to a legal action by Purchasers against Selling Parties as described in the preceding Section 4.1(b)(xi)(F)(i) shall not be duplicative of any amounts recovered by Purchasers through offset against the STB, whether through principal or interest.

(xii) R&W Insurance Policy. Purchasers and their respective Affiliates shall not amend, waive or otherwise modify the subrogation provisions of the R&W Insurance Policy in any manner adverse to the Selling Parties.

(xiii) Realized Tax Benefits. In the event that: (i) Purchaser Indemnified Person have, at the time of payment by Selling Parties of amounts pursuant to this Section 4.1 ("Indemnity Amount"), actually realized a refund or reduction in Taxes from the payment of such Indemnity Amount or the event giving rise to the relevant Losses in accordance with applicable Law ("Realized Benefit"), the amount of the Indemnity Amount shall be reduced by the Realized Benefit; or (ii) subsequent to payment by a Selling Party to a Purchaser Indemnified Person of an Indemnity Amount, any Purchaser Indemnified Person realizes a Realized Benefit, such Purchaser Indemnified Person shall pay to such Selling Party an amount equal to the Realized Benefit within thirty (30) days of the filing of the applicable return where the Purchaser Indemnified Person benefits from such Realized Benefit. Purchasers shall inform Parent promptly after the end of each taxable year as to whether any Purchaser Indemnified Person could reasonably be expected to benefit from such Realized Benefit with respect to such taxable year.

4.2 Publicity.

(a) Except as stated in this Article IV, each party will not, and each Party will cause each of its representatives and Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated hereby without the prior written approval of Purchasers and Parent (which, after Closing, will not be unreasonably withheld, conditioned or delayed).  Parent and Purchasers will cooperate with each other in issuing, promptly after Closing, a joint press release that announces the Acquisition.

(b) Notwithstanding anything to the contrary in Section 4.2(a), (i) each Party and its representatives or Affiliates shall be permitted to disclose any information to the required under applicable Law or under the rules and regulations of any national securities exchange (to the extent such party or any of its Affiliates has any of its securities traded or listed thereon); or (ii) a party or any of its Affiliates shall be permitted to make a statement or disclosure (A) as part of its or any of its Affiliates' financial statements or Tax Returns, or (B) to the extent reasonably necessary to enforce or comply with this Agreement.

4.3 Notices.  All notices, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date delivered by hand to the applicable address below, (b) on the date transmitted via email to the email address set out below if the sender within two (2) Business Days thereof also sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below:

If to the Sellers or Parent:

SunOpta Inc.
7078 Shady Oak Road
Eden Prairie, MN 55344
Attention: General Counsel
Email: Jill.Barnett@sunopta.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Brian Fahrney and Alexis Cooper
Email: bfahrney@sidley.com and acooper@sidley.com

If to Purchasers:

Nature's Touch Frozen Fruits, LLC
5105M Fisher Street
Saint-Laurent, QC H4T 1J8
Canada
Attention: John Tentomas
Email: jtentomas@naturestouch.ca and monica.montanaro@naturestouch.ca

Natures Touch Mexico, S. de R.L. de C.V.

5105M Fisher Street
Saint-Laurent, QC H4T 1J8
Canada
Attention: John Tentomas
Email: jtentomas@naturestouch.ca and monica.montanaro@naturestouch.ca with a copy (which shall not constitute notice) to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
Attention: James O'Brien and Jason Rimes
215 N. Eola Drive
Orlando, FL 32903
Email: james.obrien@lowndes-law.com and jason.rimes@lowndes-law.com and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 4.3.

4.4 Expenses.  Except as otherwise provided in this Agreement, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors', attorneys', accountants' and other professional fees and expenses.  Purchaser and Sellers shall equally bear the cost of the premium of the R&W Insurance Policy.

4.5 Entire Agreement.  This Agreement, the Transaction Documents and the instruments to be delivered by the Parties pursuant to the provisions hereof (including the Transition Services Agreement), constitute the entire agreement among the Parties hereto and supersede any prior understandings, agreements, representations, warranties, assurances or other inducements, by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.  The Parties make no representations, warranties, covenants or agreements except as contained in this Agreement and any and all prior or contemporaneous representations, warranties, covenants and agreements made by any Party, its Affiliates or any of their respective representatives, whether verbally or in writing, are merged into this Agreement, it being intended that no such other representations, warranties, covenants or agreements shall survive the execution and delivery of this Agreement.

4.6 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Selling Party without the prior written consent of Purchasers, or by any Purchaser without the prior written consent of Parent, and any attempted assignment without such consent shall be void and of no force and effect; provided, however, that (a) Purchasers may assign their respective rights, but not obligations, under this Agreement to any lender to Purchasers or any Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby; provided, further, that no assignment to any such lender shall in any way affect Purchasers' obligations or liabilities under this Agreement, and (b) after the Closing, any Selling Party and Purchaser may assign this Agreement to any of its beneficial owners or successors by operation of Law; provided, that no such assignment shall in any way affect such Selling Party's or Purchaser's obligations or liabilities under this Agreement.

4.7 Schedules and Exhibits.  The schedules (including the Disclosure Schedule) and exhibits constitute an integral part of this Agreement as if fully rewritten herein and shall be considered incorporated herein.  The information and disclosures set forth on any particular Disclosure Schedule shall be deemed to be disclosed and incorporated by reference with respect to all other schedules to the extent that the applicability of such information and disclosures to such other schedules is reasonably apparent.  The inclusion of any information or disclosure in the Disclosure Schedule shall not be deemed an admission that such information or disclosure is material for the purposes of this Agreement.  The inclusion of any information or disclosure in the Disclosure Schedule relating to any possible breach or violation of any contract or Law will not be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Unless the Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.  The inclusion of any item in the Disclosure Schedule is not intended to imply that the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such items are required to be disclosed as threatened or reasonably likely to have a Material Adverse Effect) and no Party shall use the fact of the inclusion of any item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Schedule is or is not required to be disclosed (including, without limitation, whether such items are required to be disclosed as threatened or reasonably likely to have a Material Adverse Effect) for purposes of this Agreement.  Matters reflected in any Disclosure Schedule are not necessarily limited to matters required by the Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  The headings contained in the Disclosure Schedule are for convenience of reference only, do not themselves form a part of the Disclosure Schedule and shall not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule.  The attachments to the Disclosure Schedule form an integral part of the Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully therein.

4.8 Amendment; Waiver.  This Agreement shall not be modified or amended except pursuant to an instrument in writing duly executed by an authorized representative on behalf of the Sellers, Purchasers and Parent.  In addition, any term or condition or any failure of a Party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing and duly executed by an authorized representative of the waiving Party.  The failure in any one or more instances of a Party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

4.9 Counterparts and Electronic Signatures.  This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile, .pdf image or other copy of a signature of a party hereto, including execution and delivery of the Agreement by electronic exchange bearing the copies of the signature of a party hereto, shall be deemed an original for purposes of this Agreement.

4.10 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties hereto under this Agreement.

4.11 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice of laws or conflicts of laws provisions thereof.

4.12 No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, shall confer on any person other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third-party beneficiary rights, except that Parent, Sellers and Purchasers and their respective representatives shall be third-party beneficiaries to the right to indemnification pursuant to Section 4.1(b).

4.13 WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, SUIT, ACTION OR CAUSE OF ACTION, INQUIRY, PROCEEDING OR INVESTIGATION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 4.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.14 Consent to Jurisdiction.  Subject to Section 1.4(c) (which shall govern any dispute arising thereunder), the parties to this Agreement submit to the exclusive jurisdiction of the Delaware Chancery Court and the United States District Court for the District of Delaware (and the appropriate appellate courts) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith, and by this Agreement, waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.  Each Party hereto waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 4.3, and service so made shall be treated as completed when received.  Nothing in this Section 4.14 shall affect the right of the parties hereto to serve legal process in any other manner permitted by Law.

4.15 Definitions.  Unless this Agreement expressly provides otherwise, each definition herein applies (a) for purposes of this entire Agreement, and (b) to other grammatical variations of the defined term.  The following terms are defined in the following sections of this Agreement:

Defined Terms	Where Found

Acquisition	1.1(a)
Action	2.1(f)
Affiliate	2.1(e)
Aged Receivables	1.2(i)
Aggregate Purchase Price	1.2(b)
Agreed Accounting Principles	1.2(a)
Agreement	Preamble
Allocation	1.1(a)(i)
American Premises	Exhibit 1.1(a)(ii)(e)
American Seller	Preamble
Anticorruption Laws	2.2(o)(ii)

Asset Taxes	1.1(c)(i)
Assignment	1.6(a)(ix)
Assumed Liabilities	1.1(a)(v)
Assurances Amount	3.17(b)(v)
Benefit Plans	1.1(a)
Business	Recitals
Business Assets	1.1(a)
Business Assets Intellectual Property	1.1(a)
Business Day	4.17
Cash Equivalents	1.2(c)
Claim Notice	4.1(b)(iii)(A)
Closing	1.5
Closing Date	1.5
Closing Statement	1.4(a)
Code	1.1(c)(iii)
COFEPRIS	2.2(u)(i)
Company Broker	2.2(w)
Competition Laws	2.1(b)
CONAGUA	3.16(b)
Confidential Information	3.1
Contaminated Products	1.1(c)(i)
Continuation Period	3.2(b)(i)
Continuing Employee	3.2(a)
Control	2.1(e)
Deductible	4.1(b)(xi)(A)(2)
Delivery Date	1.4(a)
Disclosure Schedule	2.2
Dispute Notice	1.4(c)
Dispute Period	1.4(c)
Disputed Items	1.4(c)
Downward Adjustment Amount	1.4(f)
Effective Time	1.5
Employee	1.1(c)(v)
Employee Liabilities	1.1(c)(vi)
Environmental Claim	2.2(p)(vii)(A)
Environmental Laws	2.2(p)(vii)(B)
Environmental Permits	2.2(p)(vii)(C)
Estimated Aggregate Purchase Price	1.3(b)
Excess Recovery	4.1(b)(iv)(D)
Excluded Assets	4.1(b)(iv)(D)
Excluded Contracts	Exhibit 1.1(b)
Excluded Inventory	Exhibit 1.1(b)
Excluded Liabilities	1.1(c)(viii)
Excluded Receivables	Exhibit 1.1(b)
Excluded Records	Exhibit 1.1(b)
FDA	2.2(u)(i)
Final Purchase Price	1.4(e)
Financial Statements	2.2(f)
Food Safety Laws	2.2(u)(i)
Fraud	4.1(b)(iv)(C)
FSA Year	3.2(d)
Fundamental Representations	4.1(a)(i)
GAAP	1.2(e)

General Enforceability Exceptions	2.1(a)(i)
Governmental Authority	2.1(b)
Hazardous Substances	2.2(p)(vii)(D)
Historical Financial Statements	2.2(f)
HSR Act	2.1(b)
IMMEX Decree	2.2(x)(iii)(B)
IMMEX Program	2.2(x)(iii)(C)
Income Taxes	1.1(c)(ix)
Included Inventory	1.2(f)
Indebtedness	1.2(g)
Indemnified Person	4.1(b)(iii)(A)
Indemnifying Person	4.1(b)(iii)(A)
Independent Accountant	1.4(c)
Intellectual Property	2.2(r)(viii)
Interim Financial Statement Date	2.2(f)
Interim Financial Statements	2.2(f)
IQF	Recitals
IRS	1.1(a)(i)
IVA	1.3(c)
knowledge	2.3
Laws	2.1(d)
Leased Premises	2.2(q)(ii)
Liability	1.1(c)(ix)
Liens	2.2(g)(i)
Losses	4.1(b)(i)
Material Adverse Effect	2.2(b)
Material Contracts	2.2(k)(iii)
Materiality Qualifier	4.1(b)(vii)
Mexican Employee Plans	2.2(m)(ii)(A)
Mexican Foreign Trade General Rules	2.2(x)(iii)(D)
Mexican Foreign Trade Rules and Criteria	2.2(x)(iii)(E)
Mexican Importers Registry	2.2(x)(iii)(A)
Mexican NIFS	1.2(h)
Mexican Owned Premises	2.2(q)(v)(B)
Mexican Premises	2.2(q)(v)
Mexican Sellers	Preamble
MSA	1.6(a)(xii)
MX Assets Purchase Price	1.3(a)
MX Assumed Liabilities	1.1(a)(i)
MX Business Assets	1.1(a)(i)
MX Employees	1.1(a)
MX Lease	1.1(a)(i)
Non-Inventory NWC	1.2(i)
Nontransferable Contract	3.12
NTMX	Preamble
NTUS	Preamble
Offsite Facility	2.2(p)(vii)(E)
Ordinary Course of Business	2.2(b)
Organizational Documents	1.1(a)(i)
Owned Premises	2.2(q)(i)
Parent	2.2(e)
Party	Preamble
Pay-Off Letters	1.6(b)(iii)

Permits	2.2(l)
Permitted Lien	2.2(g)(i)
PP&E	1.2(j)
Privacy Laws	2.2(r)(ix)
Pre-Closing Tax Period	1.1(c)(xii)
Primary Due Date	4.1(b)(xi)(F)
PROFECO	2.2(u)(i)
Purchaser	Preamble
Purchaser FSA	3.2(d)
Purchaser Indemnified Persons	4.1(b)(i)
Purchaser Plan	3.2(b)(ii)
Purchaser 401(k) Plan	3.2(c)
R&W Insurance Policy	1.6(a)(iv)
R&W Insurer	3.7
Registered Intellectual Property	2.2(r)(i)
Related Persons	4.1(b)(x)(B)
Related to the Business	1.1(c)(xiii)
Release	2.2(p)(vii)(F)
Relevant Acquisition	3.6(c)
Restricted Business	3.6(a)
Restricted Period	3.6(a)
Secondary Due Date	4.1(b)(xi)(F)
Sellers	Preamble
Seller Change of Control	3.6(c)
Seller FSA	3.2(d)
Seller Indemnified Persons	4.1(b)(ii)
Seller Plans	Exhibit 1.1(b)
Selling Party	Preamble
STB	1.2(k)
STB Threshold	1.1(a)(i)
Straddle Period	1.1(c)(xiv)
SunOpta Marks	3.9
SunOpta Mexico	Preamble
Sunrise Mexico	Preamble
Tax Consideration	1.1(a)(i)
Tax Return	1.1(c)(xvii)
Taxes	1.1(c)(xvi)
Taxing Authority	1.1(a)(i)
Third-Party Claim	4.1(b)(iii)(B)(1)
Top Customers	2.2(t)
Trademarks	3.9
Transaction Documents	2.2(b)
Transaction Expenses	1.2(o)
Transfer Taxes	3.3(a)
Upward Adjustment Amount	1.4(e)
US Assumed Liabilities	1.1(a)(iv)
US Business Assets	1.1(a)(ii)
US Employees	1.1(a)
US Employee Plan	1.1(c)(xviii)
TSA	1.6(a)(vii)
USDA	2.2(u)(i)
VAT Refund	3.3(d)
WARN Act	2.1(f)

4.16 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by a party hereto.  It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by another party hereto and to enforce specifically the terms and provisions hereof against another party hereto in any court having jurisdiction, in accordance with Section 4.14, this being in addition to any other remedy to which a party hereto is entitled at law or in equity.

4.17 Interpretation.  Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The term "person" shall be construed broadly to include any individual, any type of business entity (including a corporation, joint-stock company, partnership, limited liability company, joint venture, association or unincorporated association), any other type of legal entity (including a trust), or any other entity or organization, but shall not include any Governmental Authority.  The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation" or "but not limited to."  The terms "herein," "hereunder," "hereby," "herewith" and "hereof" and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The term "pending" shall mean pending (but shall not be construed as referring to any Action against a Party that has been filed but not yet effected service of process), and "threatened" means threatened (and shall be construed as referring, without limitation, to any Action against a Party that has been filed but not yet effected service of process).  The words describing the singular number will include the plural and vice versa.  The phrase "made available" in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available and such requested information shall be deemed to have been "made available" if such information has been posted to an electronic data site that is accessible by such requesting party or a representative thereof.  "Business Day" means any day other than a Saturday, Sunday or a United States of America national, New York State, Canada national, Quebec provincial holiday or a day on which commercial banks in New York City or Montreal, Quebec, Canada are authorized to close.  All references to "dollars" or "$" will be deemed references to the lawful money of the United States of America.  The word "or" shall not be exclusive.  Any reference to a "party" shall include such party's predecessors, successors and permitted assigns, unless otherwise specified.  With respect to a person, the word "representatives" shall be deemed to include any agent or advisor to such person, including any attorney accountant, broker, financial advisor or other service provider.  Unless the context otherwise requires, references herein: (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

4.18 Headings.  The headings contained in this Agreement are for convenience of reference only, do not themselves form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first above written.

PURCHASERS:

Natures Touch Mexico, S. de R.L. de C.V.

By: /s/ John Tentomas

Name:  John Tentomas

Title:   President

Date:   October 12, 2023

Nature's Touch Frozen Fruits, LLC

By: 9461-5119 Quebec Inc.

 By: /s/ Ioannis Tentomas

                     Ioannis Tentomas, President

Date:   October 12, 2023

[Signature Page of Asset Purchase Agreement]

PARENT: SUNOPTA INC. By: /s/ Scott Huckins Name: Scott Huckins Title: Chief Financial Officer	SELLERS: SUNRISE GROWERS MEXICO, S. DE R.L. DE C.V. By: /s/ Scott Huckins Name: Scott Huckins Title: Legal Representative
SUNOPTA MX, S.A. DE C.V. By: /s/ Scott Huckins Name: Scott Huckins Title: Legal Representative
SUNRISE GROWERS, INC. By: /s/ Scott Huckins Name: Scott Huckins Title: Vice President

[Signature Page of Asset Purchase Agreement]